   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 10, 2003

                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                            SKYWORKS SOLUTIONS, INC.
               (Exact name of registrant as specified in charter)

                       DELAWARE                                              04-2302115
             (State or other jurisdiction                                 (I.R.S. Employer
          of incorporation or organization)                            Identification Number)

                                 20 SYLVAN ROAD
                                WOBURN MA 01801
                                 (781) 376-3000
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                PAUL E. VINCENT
             VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER
                            SKYWORKS SOLUTIONS, INC.
                                 20 SYLVAN ROAD
                                WOBURN MA 01801
                                 (781) 376-3000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:
                             GORDON H. HAYES, ESQ.
                        TESTA, HURWITZ & THIBEAULT, LLP
                                125 HIGH STREET
                          BOSTON, MASSACHUSETTS, 02110
                                 (617) 248-7000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

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                                                                     PROPOSED MAXIMUM      PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF                                       OFFERING PRICE      AGGREGATE OFFERING       AMOUNT OF
       SECURITIES TO BE REGISTERED        AMOUNT TO BE REGISTERED      PER SHARE(1)            PRICE(1)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
4.75% Convertible Subordinated Notes due
  2007...................................        230,000                $1,000.00         $230,000,000.00(2)      $21,160.00
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $ .25 par value............  25,412,960 Shares(3)            (3)                   (3)                  (3)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended and exclusive of accrued interest, if any.

(2) Such number represents the aggregate outstanding principal amount of 4.75% Convertible Subordinated Notes due November 2007.

(3) Such number represents the anticipated maximum number of shares of common stock that are issuable upon conversion of the 4.75% Convertible Subordinated Notes due 2007. Pursuant to Rule 416 under the Securities Act of 1933, as amended, we are also registering an indeterminable number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the anti-dilution provisions of the notes. Pursuant to Rule 457(i), no registration fee is required for these shares because no additional consideration will be received in connection with the exercise of the conversion privilege.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2003

                             ---------------------

                            SKYWORKS SOLUTIONS, INC.
                             ---------------------
                                  $230,000,000
                 4.75% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                              AND THE COMMON STOCK
                        ISSUABLE UPON CONVERSION OF THE
                      4.75% CONVERTIBLE SUBORDINATED NOTES

                             ---------------------

     We issued, on November 12, 2002, the 4.75% Convertible Subordinated Notes due November 15, 2007 in a private placement. This prospectus will be used by the selling securityholders to resell their notes and the common stock issuable upon conversion of their notes.

     We will pay interest in cash on the notes on May 15th and November 15th of each year. The first interest payment will be made on May 15, 2003. The notes will mature on November 15, 2007, unless earlier converted or redeemed.

     The notes are convertible, at the option of the holder, at any time on or prior to maturity into shares of our common stock. The notes are convertible at a conversion price of $9.0505 per share which is equal to 110.4911 shares per $1,000 principal amount of notes, subject to adjustment. The notes are subordinated to our existing and future senior indebtedness.

     We may not redeem any of the notes at any time prior to November 20, 2005. Thereafter we may redeem the notes at our option in whole or in part, upon not less than 20 nor more than 60 days' notice by mail to holders of the notes. The redemption price of the notes during the period between November 20, 2005 through November 14, 2006 will be $1,011.875 per $1,000 principal amount of notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date, and the redemption price of the notes beginning on November 15, 2006 and thereafter will be $1,000 per $1,000 principal amount of notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date.

     Holders may require us to repurchase their notes upon a change in control.

     Our common stock is quoted on the Nasdaq National Market under the symbol "SWKS". On February 7, 2003, the last reported sale price of the common stock on the Nasdaq National Market was $6.41 per share.

     INVESTING IN THE NOTES OR THE COMMON STOCK ISSUABLE UPON THEIR CONVERSION INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2003.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Special Note Regarding Forward-Looking Statements...........   ii
Prospectus Summary..........................................    1
The Offering................................................    2
Risk Factors................................................    3
Use of Proceeds.............................................   16
Ratio of Earnings to Fixed Charges..........................   16
Description of the Notes....................................   17
Description of Capital Stock................................   33
Certain U.S. Federal Income Tax Considerations..............   37
Selling Securityholders.....................................   44
Plan of Distribution........................................   47
Legal Matters...............................................   48
Experts.....................................................   48
Where You Can Find More Information.........................   49

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are subject to the "safe harbor" created by those sections. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes", "expects", "may", "will', "should", "could", "seek", "intends", "plans", "estimates", "anticipates" or other comparable terms. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, including those factors discussed in this prospectus in "Risk Factors" and in the documents incorporated by reference herein. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to the operations and business of the combined company include:

     - the failure to meet our expectations with respect to our future performance;

     - the cyclical nature of the wireless communications semiconductor industry and the markets addressed by our products and our customers' products;

     - general economic and business conditions that adversely affect us or our suppliers, distributors or customers;

     - pricing pressures and other competitive factors;

     - demand for and market acceptance of new and existing products;

     - successful development of new products and the timing of new product introductions;

     - the availability and extent of utilization of manufacturing capacity and raw materials;

     - fluctuations in manufacturing yields;

     - complex and specialized manufacturing processes;

     - product obsolescence;

     - our ability to develop and implement new technologies and to obtain protection of the related intellectual property;

     - our ability to attract and retain qualified personnel;

     - our reliance on financial markets for future capital requirements;

     - our dependence on third parties for the manufacture, assembly and testing of our products, and for the supply of raw materials;

     - the impact of new accounting policies;

     - our existing indebtedness and its effect on our cash flow;

     - the disproportionate impact of our business relationships with large customers, and our reliance on international sales;

     - the uncertainties of litigation; and

     - other risks and uncertainties, including those set forth in this prospectus and those detailed from time to time in our filings with the Securities and Exchange Commission.

     You should read this prospectus and the documents incorporated by reference into it completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events or changes in future operating results over time.

                               PROSPECTUS SUMMARY

     This summary provides an overview of selected information and may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the "Risk Factors" section included herein, and the financial data, related notes and other information we have incorporated herein by reference, before making an investment decision.

     Unless the context otherwise requires in this prospectus, "Skyworks," "the Company," "we," "us," and "our" refer to Skyworks Solutions, Inc. and its subsidiaries.

                                 ABOUT SKYWORKS

     Skyworks Solutions, Inc. ("Skyworks" or the "Company") is a leading wireless semiconductor company focused on providing front-end modules, radio frequency (RF) subsystems, semiconductor components and complete system solutions to wireless handset and infrastructure customers worldwide. We offer a comprehensive family of components and RF subsystems, and also provide complete antenna-to-microphone semiconductor solutions that support advanced 2.5G and 3G services.

     Skyworks offers components, subsystems and system-level semiconductor solutions for wireless voice and data communications applications, supporting the world's most widely adopted wireless standards. Skyworks possesses a broad wireless technology capability and one of the most complete wireless communications product portfolios, coupled with customer relationships with virtually all major handset and infrastructure manufacturers. Our product portfolio includes almost every key semiconductor integrated circuit found within a digital cellular handset. We believe that we have a comprehensive radio frequency and mixed signal processing and packaging portfolio, extensive circuit design libraries and a proven track record in component and system design. We sell our products primarily through a direct Skyworks sales force and also through independent manufacturers' representatives and distribution partners.

     Skyworks was formed through the merger ("Merger") of the wireless communications business of Conexant Systems, Inc. ("Conexant") and Alpha Industries, Inc. ("Alpha") on June 25, 2002. Following the Merger, Alpha changed its corporate name to Skyworks Solutions, Inc. We are headquartered in Woburn, Massachusetts, and have executive offices in Irvine, California. We have design, engineering, manufacturing, marketing, sales and service facilities throughout North America, Europe, and the Asia/Pacific region. Our Internet address is www.skyworksinc.com. We make available on our Internet website free of charge a link to our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports as soon as practicable after we electronically file such material with the SEC. The information contained on our website is not incorporated by reference in this prospectus.

     On November 12, 2002, we successfully closed a private placement of $230 million of 4 3/4% convertible subordinated notes due November 2007. The net proceeds from this convertible note offering were principally used to prepay debt owed to Conexant under a financing agreement entered into with Conexant immediately following the Merger. The payments to Conexant retired $105 million of a $150 million promissory note relating to the purchase of Conexant's semiconductor assembly, module manufacturing and test facility located in Mexicali, Mexico, and certain related operations ("Mexicali Operations"). The payments also repaid the $65 million principal amount then outstanding under a loan facility provided by Conexant pursuant to the financing agreement, terminating the financing agreement, including the loan facility and resulting in the release of Conexant's security interest in substantially all assets and properties of the Company. Conexant's former wireless communications business and the Mexicali Operations are collectively referred to herein as "Washington/Mexicali."

                                  THE OFFERING

     The following is a brief summary of some of the terms of the notes offered for resale in this prospectus. For a more complete description of the terms of the notes, see "Description of the Notes" in this prospectus.

Securities Offered............   $230,000,000 aggregate principal amount of
                                 4.75% Convertible Subordinated Notes due 2007 and the shares of our common stock issuable upon conversion of the notes.

Interest......................   The notes bear interest at an annual rate of
                                 4.75%. Interest is payable on May 15th and November 15th of each year, beginning May 15, 2003.

Maturity Date.................   November 15, 2007.

Conversion Rights.............   Holders may convert all or some of their notes
                                 at any time prior to the close of business on the business day immediately preceding November
                                 15, 2007. The notes are convertible at a conversion price of $9.0505 per share, which, if converted in full on the date hereof, would result in the issuance of approximately
                                 25,412,960 shares of our common stock. The conversion price is subject to adjustment pursuant to anti-dilution provisions. Upon conversion, you will not receive any cash representing accrued interest on the portion of the notes converted.

Optional Redemption...........   We may redeem the notes on or after November
                                 20, 2005, at the redemption prices set forth in this prospectus.

Change in Control.............   Upon a change in control, we may be required to
                                 make an offer to purchase each holder's notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

Subordination.................   The notes are our unsecured obligations. The
                                 notes are subordinated in right of payment to all of our existing and future senior indebtedness, including the 15% convertible senior subordinated notes due 2005 issued to Conexant Systems, Inc., and structurally subordinated to all of our existing and future indebtedness and other liabilities of our subsidiaries. As of January 24, 2003, our total senior indebtedness was $108 million. The indenture governing the notes does not limit our or our subsidiaries' ability to incur senior indebtedness or other debt.

Use of Proceeds...............   We will not receive any of the proceeds from
                                 the sale by the selling securityholders of the notes and the common stock issuable upon conversion of the notes.

Common Stock..................   Our common stock is quoted on The Nasdaq
                                 National Market under the symbol "SWKS."

                                  RISK FACTORS

     Investment in the notes involves a high degree of risk. You should carefully consider the information under "Risk Factors" beginning on page 3 and all other information included in this prospectus before investing in the notes or the common stock into which the notes are convertible.

                                  RISK FACTORS

     You should carefully consider the risks described below before investing in the notes or the common stock issuable upon conversion of the notes. If any of the following risks actually occurs, our business, financial condition or results of operations could be materially and adversely affected. In such case, our ability to make payments on the notes could be impaired, the trading price of the notes and our common stock could decline, and you could lose all or part of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

                           RISKS RELATED TO SKYWORKS

WE HAVE RECENTLY INCURRED SUBSTANTIAL OPERATING LOSSES AND ANTICIPATE FUTURE LOSSES.

     Our operating results have been adversely affected by a global economic slowdown and an abrupt decline in demand for many of the end-user products that incorporate wireless communications semiconductor products and system solutions. As a result, we incurred substantial operating losses during fiscal 2002. We expect that reduced end-customer demand, underutilization of our manufacturing capacity, changes in our revenue mix and other factors will continue to adversely affect our operating results in the near term. In order to become profitable, we must achieve substantial revenue growth and we will face an environment of uncertain demand in the markets for our products. We cannot assure you as to whether or when we will become profitable or whether we will be able to sustain such profitability, if achieved.

WE OPERATE IN THE HIGHLY CYCLICAL WIRELESS COMMUNICATIONS SEMICONDUCTOR INDUSTRY, WHICH IS SUBJECT TO SIGNIFICANT DOWNTURNS.

     The wireless communications semiconductor industry is highly cyclical and is characterized by constant and rapid technological change, rapid product obsolescence and price erosion, evolving technical standards, short product life cycles and wide fluctuations in product supply and demand. From time to time these and other factors, together with changes in general economic conditions, cause significant upturns and downturns in the industry. Periods of industry downturns, as we experienced through most of calendar year 2001, have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. These factors, and in particular the level of demand for digital cellular handsets, may cause substantial fluctuations in our revenues and results of operations. We have experienced these cyclical fluctuations in our business and may experience cyclical fluctuations in the future. During the late 1990's and extending into 2000, the wireless communications semiconductor industry enjoyed unprecedented growth, benefiting from the rapid expansion of wireless communication services worldwide and increased demand for digital cellular handsets. During calendar year 2001, we were adversely impacted by a global economic slowdown and an abrupt decline in demand for many of the end-user products that incorporate our respective wireless communications semiconductor products and system solutions, particularly digital cellular handsets. The impact of weakened end-customer demand was compounded by higher than normal levels of inventories among our original equipment manufacturer, or OEM, subcontractor and distributor customers. We expect that reduced end-customer demand, underutilization of our manufacturing capacity, changes in revenue mix and other factors will continue to adversely affect our operating results in the near term.

WE ARE SUBJECT TO INTENSE COMPETITION.

     The wireless communications semiconductor industry in general and the markets in which we compete in particular are intensely competitive. We compete with U.S. and international semiconductor manufacturers that are both larger and smaller than us in terms of resources and market share. We currently face significant competition in our markets and expect that intense price and product competition will continue. This competition has resulted and is expected to continue to result in declining average selling prices for our products. We also anticipate that additional competitors will enter our markets as a result of growth opportunities in communications electronics, the trend toward global expansion by foreign and domestic competitors and technological and public policy changes. We believe that the principal competitive factors for semiconductor suppliers in our market include, among others:

     - time-to-market;

     - new product innovation;

     - product quality, reliability and performance;

     - price;

     - compliance with industry standards;

     - strategic relationships with customers; and

     - protection of intellectual property.

     We cannot assure you that we will be able to successfully address these factors. Many of our competitors have advantages over us, including:

     - longer presence in key markets;

     - greater name recognition;

     - ownership or control of key technology or intellectual property; and

     - greater financial, sales and marketing, manufacturing, distribution, technical or other resources.

     As a result, certain competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer requirements or may be able to devote greater resources to the development, promotion and sale of their products than we can.

     Current and potential competitors have established or may establish financial or strategic relationships among themselves or with our customers, resellers or other third parties. These relationships may affect customers' purchasing decisions. Accordingly, it is possible that new competitors or alliances among competitors could emerge and rapidly acquire significant market share. We cannot assure you that we will be able to compete successfully against current and potential competitors.

OUR SUCCESS DEPENDS UPON OUR ABILITY TO DEVELOP NEW PRODUCTS AND REDUCE COSTS IN A TIMELY MANNER.

     The markets into which we sell demand cutting-edge technologies and new and innovative products. Our operating results depend largely on our ability to continue to introduce new and enhanced products on a timely basis. Successful product development and introduction depends on numerous factors, including:

     - the ability to anticipate customer and market requirements and changes in technology and industry standards;

     - the ability to define new products that meet customer and market requirements;

     - the ability to complete development of new products and bring products to market on a timely basis;

     - the ability to differentiate our products from offerings of our competitors; and

     - overall market acceptance of our products.

     We cannot assure you that we will have sufficient resources to make the substantial investment in research and development in order to develop and bring to market new and enhanced products in a timely manner. We will be required continually to evaluate expenditures for planned product development and to choose among alternative technologies based on our expectations of future market growth. We cannot assure you that we will be able to develop and introduce new or enhanced wireless communications semiconductor products in a timely and cost-effective manner, that our products will satisfy customer requirements or achieve market acceptance or that we will be able to anticipate new industry standards and technological changes. We also cannot assure you that we will be able to respond successfully to new product announcements and introductions by competitors.

     In addition, prices of established products may decline, sometimes significantly, over time. We believe that to remain competitive we must continue to reduce the cost of producing and delivering existing products at the same time that we develop and introduce new or enhanced products. We cannot assure you that we will be able to continue to reduce the cost of our products to remain competitive.

WE MAY NOT BE ABLE TO KEEP ABREAST OF THE RAPID TECHNOLOGICAL CHANGES IN OUR MARKETS.

     The demand for our products can change quickly and in ways we may not anticipate. Our markets generally exhibit the following characteristics:

     - rapid technological developments;

     - rapid changes in customer requirements;

     - frequent new product introductions and enhancements;

     - short product life cycles with declining prices over the life cycle of the product; and

     - evolving industry standards.

     Our products could become obsolete or less competitive sooner than anticipated because of a faster than anticipated change in one or more of the technologies related to our products or in market demand for products based on a particular technology, particularly due to the introduction of new technology that represents a substantial advance over current technology. Currently accepted industry standards are also subject to change, which may contribute to the obsolescence of our products.

WE MAY NOT BE ABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL NECESSARY FOR THE DESIGN, DEVELOPMENT, MANUFACTURE AND SALE OF OUR PRODUCTS. OUR SUCCESS COULD BE NEGATIVELY AFFECTED IF KEY PERSONNEL LEAVE.

     Our success depends on our ability to continue to attract, retain and motivate qualified personnel, including executive officers and other key management and technical personnel. As the source of our technological and product innovations, our key technical personnel represent a significant asset. The competition for management and technical personnel is intense in the semiconductor industry. We cannot assure you that we will be able to attract and retain qualified management and other personnel necessary for the design, development, manufacture and sale of our products. We may have particular difficulty attracting and retaining key personnel during periods of poor operating performance, given, among other things, the use of equity-based compensation by us and our competitors. The loss of the services of one or more of our key employees or our inability to attract, retain and motivate qualified personnel, could have a material adverse effect on our ability to operate our business.

IF OEMS OF COMMUNICATIONS ELECTRONICS PRODUCTS DO NOT DESIGN OUR PRODUCTS INTO THEIR EQUIPMENT, WE WILL HAVE DIFFICULTY SELLING THOSE PRODUCTS. MOREOVER, A "DESIGN WIN" FROM A CUSTOMER DOES NOT GUARANTEE FUTURE SALES TO THAT CUSTOMER.

     Our products will not be sold directly to the end-user but will be components of other products. As a result, we will rely on OEMs of wireless communications electronics products to select our products from among alternative offerings to be designed into their equipment. Without these "design wins" from OEMs, we would have difficulty selling our products. Once an OEM designs another supplier's product into one of its product platforms, it is more difficult for us to achieve future design wins with that OEM product platform because changing suppliers involves significant cost, time, effort and risk on the part of that OEM. Also, achieving a design win with a customer does not ensure that we will receive significant revenues from that customer. Even after a design win, the customer is not obligated to purchase our products and can choose at any time to reduce or cease use of our products, for example, if its own products are not commercially successful, or for any other reason. We may be unable to achieve design wins or to convert design wins into actual sales.

BECAUSE OF THE LENGTHY SALES CYCLES OF MANY OF OUR PRODUCTS, WE MAY INCUR SIGNIFICANT EXPENSES BEFORE WE GENERATE ANY REVENUES RELATED TO THOSE PRODUCTS.

     Our customers may need three to six months to test and evaluate our products and an additional three to six months to begin volume production of equipment that incorporates our products. The lengthy period of time required increases the possibility that a customer may decide to cancel or change product plans, which could reduce or eliminate our sales to that customer. As a result of this lengthy sales cycle, we may incur significant research and development, and selling, general and administrative expenses before we generate the related revenues for these products, and we may never generate the anticipated revenues if our customer cancels or changes its product plans.

UNCERTAINTIES INVOLVING THE ORDERING AND SHIPMENT OF OUR PRODUCTS COULD ADVERSELY AFFECT OUR BUSINESS.

     Our sales will typically be made pursuant to individual purchase orders and not under long-term supply arrangements with our customers. Our customers may cancel orders prior to shipment. Additionally, we will sell a portion of our products through distributors, some of whom will have rights to return unsold products. We may purchase and manufacture inventory based on estimates of customer demand for our products, which is difficult to predict. This difficulty may be compounded when we sell to OEMs indirectly through distributors or contract manufacturers, or both, as our forecasts of demand will then be based on estimates provided by multiple parties. In addition, our customers may change their inventory practices on short notice for any reason. The cancellation or deferral of product orders, the return of previously sold products, or overproduction due to the failure of anticipated orders to materialize, could result in us holding excess or obsolete inventory, which could result in inventory write-downs.

OUR RELIANCE ON A SMALL NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR SALES COULD HAVE A MATERIAL ADVERSE EFFECT ON THE RESULTS OF OUR OPERATIONS.

     A significant portion of our sales are concentrated among a limited number of customers. If we lost one or more of these major customers, or if one or more major customers significantly decreased its orders of our products, our business would be materially and adversely affected. Sales to Samsung Electronics Co. and to Motorola, Inc. represented approximately 38% and 12%, respectively, of net revenues from customers other than Conexant during fiscal 2002 on a historical basis (such sales representing Washington/Mexicali sales for the fiscal year through June 25, 2002, and sales of Skyworks, the combined company, for the post-merger period from June 26, 2002 through the end of the fiscal year). Our future operating results will depend on the success of these customers and other customers and our success in selling products to them.

WE FACE A RISK THAT CAPITAL NEEDED FOR OUR BUSINESS WILL NOT BE AVAILABLE WHEN WE NEED IT.

     We may need to obtain sources of financing in the future. After giving effect to the net proceeds we received in our private placement of 4 3/4% convertible subordinated notes due November 2007 and our debt refinancing with Conexant, we believe that our existing sources of liquidity, together with cash expected to be generated from operations, will be sufficient to fund our research and development, capital expenditure, working capital and other financing requirements for at least the next twelve months.

     However, we cannot assure you that the capital required to fund these expenses will be available in the future. Conditions existing in the U.S. capital markets when the Company seeks financing will affect our ability to raise capital, as well as the terms of any financing. The Company may not be able to raise enough capital to meet our capital needs on a timely basis or at all. Failure to obtain capital when required would have a material adverse effect on the Company.

     In addition, any strategic investments and acquisitions that we may make to help us grow our business may require additional capital resources. We cannot assure you that the capital required to fund these investments and acquisitions will be available in the future.

OUR MANUFACTURING PROCESSES ARE EXTREMELY COMPLEX AND SPECIALIZED.

     Our manufacturing operations are complex and subject to disruption, including for causes beyond our control. The fabrication of integrated circuits is an extremely complex and precise process consisting of hundreds of separate steps. It requires production in a highly controlled, clean environment. Minor impurities, errors in any step of the fabrication process, defects in the masks used to print circuits on a wafer or a number of other factors can cause a substantial percentage of wafers to be rejected or numerous die on each wafer not to function.

     Our operating results are highly dependent upon our ability to produce integrated circuits at acceptable manufacturing yields. Our operations may be affected by lengthy or recurring disruptions of operations at any of our production facilities or those of our subcontractors. These disruptions may include electrical power outages, fire, earthquake, flooding or other natural disasters. Disruptions of our manufacturing operations could cause significant delays in shipments until we are able to shift the products from an affected facility or subcontractor to another facility or subcontractor.

     In the event of these types of delays, we cannot assure you that the required alternative capacity, particularly wafer production capacity, would be available on a timely basis or at all. Even if alternative wafer production capacity is available, we may not be able to obtain it on favorable terms, which could result in higher costs and/or a loss of customers. We may be unable to obtain sufficient manufacturing capacity to meet demand, either at our own facilities or through external manufacturing or similar arrangements with others.

     Due to the highly specialized nature of the gallium arsenide integrated circuit manufacturing process, in the event of a disruption at the Newbury Park, California or Woburn, Massachusetts semiconductor wafer fabrication facilities, alternative gallium arsenide production capacity would not be immediately available from third-party sources. These disruptions could have a material adverse effect on our business, financial condition and results of operations.

WE MAY NOT BE ABLE TO ACHIEVE MANUFACTURING YIELDS THAT CONTRIBUTE POSITIVELY TO OUR GROSS MARGIN AND PROFITABILITY.

     Minor deviations or perturbations in the manufacturing process can cause substantial manufacturing yield loss, and in some cases, cause production to be suspended. Manufacturing yields for new products initially tend to be lower as we complete product development and commence volume manufacturing, and typically increase as we bring the product to full production. Our forward product pricing includes this assumption of improving manufacturing yields and, as a result, material variances between projected and actual manufacturing yields will have a direct effect on our gross margin and profitability. The difficulty of forecasting manufacturing yields accurately and maintaining cost competitiveness through improving manufacturing yields will continue to be magnified by the increasing process complexity of manufacturing semiconductor products. Our manufacturing operations will also face pressures arising from the compression of product life cycles, which will require us to manufacture new products faster and for shorter periods while maintaining acceptable manufacturing yields and quality without, in many cases, reaching the longer-term, high-volume manufacturing conducive to higher manufacturing yields and declining costs.

WE ARE DEPENDENT UPON THIRD PARTIES FOR THE MANUFACTURE, ASSEMBLY AND TEST OF OUR PRODUCTS.

     We rely upon independent wafer fabrication facilities, called foundries, to provide silicon-based products and to supplement our gallium arsenide wafer manufacturing capacity. There are significant risks associated with reliance on third-party foundries, including:

     - the lack of ensured wafer supply, potential wafer shortages and higher wafer prices;

     - limited control over delivery schedules, manufacturing yields, production costs and product quality; and

     - the inaccessibility of, or delays in obtaining access to, key process technologies.

     Although we have long-term supply arrangements to obtain additional external manufacturing capacity, the third-party foundries we use may allocate their limited capacity to the production requirements of other customers. If we choose to use a new foundry, it will typically take an extended period of time to complete the qualification process before we can begin shipping products from the new foundry. The foundries may experience financial difficulties, be unable to deliver products to us in a timely manner or suffer damage or destruction to their facilities, particularly since some of them are located in earthquake zones. If any disruption of manufacturing capacity occurs, we may not have alternative manufacturing sources immediately available. We may therefore experience difficulties or delays in securing an adequate supply of our products, which could impair our ability to meet our customers' needs and have a material adverse effect on our operating results.

     We also utilize subcontractors to package, assemble and test a portion of our products. Because we rely on others to package, assemble or test our products, we are subject to many of the same risks as are described above with respect to foundries.

WE ARE DEPENDENT UPON THIRD PARTIES FOR THE SUPPLY OF RAW MATERIALS AND COMPONENTS.

     We believe we have adequate sources for the supply of raw materials and components for our manufacturing needs with suppliers located around the world. However, we are currently dependent on two suppliers for epitaxial wafers used in the gallium arsenide semiconductor manufacturing processes at our manufacturing facilities. Nevertheless, while we historically have not experienced any significant difficulties in obtaining an adequate supply of raw materials, including epitaxial wafers, and components necessary for our manufacturing operations, we cannot assure you that we will not lose a significant supplier or that a supplier will be able to meet performance and quality specifications or delivery schedules.

     Under a supply agreement entered into with Conexant in connection with the Merger, we receive wafer fabrication, wafer probe and certain other services from Jazz Semiconductor, Inc., a Newport Beach, California foundry joint venture between Conexant and The Carlyle Group. Pursuant to our supply agreement with Conexant, we are initially obligated to purchase certain minimum volume levels from Jazz Semiconductor based on a contractual agreement between Conexant and Jazz Semiconductor. Our expected minimum purchase obligations under this supply agreement are anticipated to be approximately $45 million, $39 million and $13 million in fiscal 2003, 2004 and 2005, respectively.

WE ARE SUBJECT TO THE RISKS OF DOING BUSINESS INTERNATIONALLY.

     Historically, a substantial majority of the Company's net revenues from customers other than Conexant were derived from customers located outside the United States, primarily countries located in the Asia-Pacific region and Europe. In addition, we have suppliers located outside the United States and third-party packaging, assembly and test facilities and foundries located in the Asia-Pacific region. Our international sales and operations are subject to a number of risks inherent in selling and operating abroad. These include, but are not limited to, risks regarding:

     - currency exchange rate fluctuations;

     - local economic and political conditions;

     - disruptions of capital and trading markets;

     - restrictive governmental actions (such as restrictions on transfer of funds and trade protection measures, including export duties and quotas and customs duties and tariffs);

     - changes in legal or regulatory requirements;

     - limitations on the repatriation of funds;

     - difficulty in obtaining distribution and support;

     - the laws and policies of the United States and other countries affecting trade, foreign investment and loans, and import or export licensing requirements;

     - tax laws; and

     - limitations on our ability under local laws to protect our intellectual property.

     Because our international sales are denominated in U.S. dollars our products could become less competitive in international markets if the value of the U.S. dollar increases relative to foreign currencies. Moreover, we may be competitively disadvantaged relative to our competitors located outside the United States who may benefit from a devaluation of their local currency. We cannot assure you that the factors described above will not have a material adverse effect on our ability to increase or maintain our international sales.

OUR OPERATING RESULTS MAY BE NEGATIVELY AFFECTED BY SUBSTANTIAL QUARTERLY AND ANNUAL FLUCTUATIONS AND MARKET DOWNTURNS.

     Our revenues, earnings and other operating results have fluctuated in the past and our revenues, earnings and other operating results may fluctuate in the future. These fluctuations are due to a number of factors, many of which are beyond our control. These factors include, among others:

     - changes in end-user demand for the products (principally digital cellular handsets) manufactured and sold by our customers;

     - the effects of competitive pricing pressures, including decreases in average selling prices of our products;

     - production capacity levels and fluctuations in manufacturing yields;

     - availability and cost of products from our suppliers;

     - the gain or loss of significant customers;

     - our ability to develop, introduce and market new products and technologies on a timely basis;

     - new product and technology introductions by competitors;

     - changes in the mix of products produced and sold;

     - market acceptance of our products and our customers;

     - intellectual property disputes;

     - seasonal customer demand;

     - the timing of receipt, reduction or cancellation of significant orders by customers; and

     - the timing and extent of product development costs.

     The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect our quarterly or annual operating results. If our operating results fail to meet the expectations of analysts or investors, it could materially and adversely affect the price of our common stock.

OUR GALLIUM ARSENIDE SEMICONDUCTORS MAY NOT CONTINUE TO BE COMPETITIVE WITH SILICON ALTERNATIVES.

     We manufacture and sell gallium arsenide semiconductor devices and components, principally power amplifiers and switches. The production of gallium arsenide integrated circuits is more costly than the production of silicon circuits. As a result, we must offer gallium arsenide products that provide superior performance to that of silicon for specific applications to be competitive with their respective silicon products. If we do not continue to offer products that provide sufficiently superior performance to justify the cost differential, our operating results may be materially and adversely affected. It is expected that the costs of producing gallium arsenide integrated circuits will continue to exceed the costs associated with the production of silicon circuits. The costs differ because of higher costs of raw materials for gallium arsenide and higher unit costs associated with smaller sized wafers and lower production volumes. Silicon semiconductor technologies are widely-used process technologies for certain integrated circuits and these technologies continue to improve in performance. We cannot assure you that we will continue to identify products and markets that require performance superior to that offered by silicon solutions.

WE MAY BE SUBJECT TO CLAIMS OF INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS OR DEMANDS THAT WE LICENSE THIRD-PARTY TECHNOLOGY, WHICH COULD RESULT IN SIGNIFICANT EXPENSE AND PREVENT US FROM USING OUR TECHNOLOGY.

     The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights. From time to time, third parties have asserted and may in the future assert patent, copyright, trademark and other intellectual property rights to technologies that are important to our business and have demanded and may in the future demand that we license their technology. At the present time, we are in discussions with a third party who claims that we are infringing certain of its intellectual property rights. The third party has filed a complaint in this matter but has not yet served Skyworks with the complaint. Although we believe that these claims are without merit, we are in discussions with this party to avoid litigation. The third party has indicated its willingness to resolve these claims without litigation. If this third party were to proceed with litigation, we are prepared to vigorously defend against these claims. Moreover, we believe that the patent infringement claims that were asserted would impact only a limited number of our RF IC product line which presently accounts for less than 5% of our annualized revenues.

     Any litigation to determine the validity of claims that our products infringe or may infringe these rights, including claims arising from our contractual indemnification of our customers, regardless of their merit or resolution, could be costly and divert the efforts and attention of our management and technical personnel. Regardless of the merits of any specific claim, we cannot assure you that we would prevail in litigation because of the complex technical issues and inherent uncertainties in intellectual property litigation. If litigation were to result in an adverse ruling, we could be required to:

     - pay substantial damages;

     - cease the manufacture, import, use, sale or offer for sale of infringing products or processes;

     - discontinue the use of infringing technology;

     - expend significant resources to develop non-infringing technology; and

     - license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms.

IF WE ARE NOT SUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY RIGHTS, IT MAY HARM OUR ABILITY TO COMPETE.

     We rely on patent, copyright, trademark, trade secret and other intellectual property laws, as well as nondisclosure and confidentiality agreements and other methods, to protect our proprietary technologies, devices, algorithms and processes. In addition, we often incorporate the intellectual property of our customers, suppliers or other third parties into our designs, and we have obligations with respect to the non-use and non-disclosure of such third-party intellectual property. In the future, it may be necessary to engage in litigation or like activities to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of proprietary rights of others, including our customers. This could require us to expend significant resources and to divert the efforts and attention of our management and technical personnel from our business operations. We cannot assure you that:

     - the steps we take to prevent misappropriation, infringement, dilution or other violation of our intellectual property or the intellectual property of our customers, suppliers or other third parties will be successful;

     - any existing or future patents, copyrights, trademarks, trade secrets or other intellectual property rights will not be challenged, invalidated or circumvented; or

     - any of the measures described above would provide meaningful protection.

     Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technology without authorization, develop similar technology independently or design around our patents. If any of our patents fails to protect our technology, it would make it easier for our competitors to offer similar products, potentially resulting in loss of market share and price erosion. In addition, effective patent, copyright, trademark and trade secret protection may be unavailable or limited for certain technologies and in certain foreign countries.

OUR SUCCESS DEPENDS, IN PART, ON OUR ABILITY TO EFFECT SUITABLE INVESTMENTS, ALLIANCES AND ACQUISITIONS, AND WE MAY HAVE DIFFICULTY INTEGRATING COMPANIES WE ACQUIRE. SKYWORKS' MERGER WITH THE WIRELESS BUSINESS OF CONEXANT PRESENTS SUCH RISKS.

     Although we intend to invest significant resources in internal research and development activities, the complexity and rapidity of technological changes and the significant expense of internal research and development make it impractical for us to pursue development of all technological solutions on our own. On an ongoing basis, we intend to review investment, alliance and acquisition prospects that would complement our product offerings, augment our market coverage or enhance our technological capabilities. However, we cannot assure you that we will be able to identify and consummate suitable investment, alliance or acquisition transactions in the future. Moreover, if we consummate such transactions, they could result in:

     - issuances of equity securities dilutive to our stockholders;

     - large one-time write-offs;

     - the incurrence of substantial debt and assumption of unknown liabilities;

     - the potential loss of key employees from the acquired company;

     - amortization expenses related to intangible assets; and

     - the diversion of management's attention from other business concerns.

     Additionally, in periods following an acquisition, we will be required to evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they will be written down to estimated fair value, with a charge against earnings.

     Integrating acquired organizations and their products and services may be difficult, expensive, time-consuming and a strain on our resources and our relationship with employees and customers and ultimately may not be successful.

WE MAY BE RESPONSIBLE FOR PAYMENT OF A SUBSTANTIAL AMOUNT OF U.S. FEDERAL INCOME AND OTHER TAXES UPON CERTAIN EVENTS.

     In connection with Conexant's spin-off of its wireless business prior to the Merger, Conexant sought and received a ruling from the Internal Revenue Service to the effect that certain transactions related to and including the spin-off qualified as a reorganization and as tax-free for U.S. federal income tax purposes. While the tax ruling generally is binding on the Internal Revenue Service, the continuing validity of the ruling is subject to certain factual representations and assumptions. In connection with the Merger, we entered into a tax allocation agreement with Conexant that generally provides, among other things, that we will be responsible for certain taxes imposed on various persons (including Conexant) as a result of either:

     - the failure of certain spin-off transactions to qualify as a reorganization for U.S. federal income tax purposes, or

     - the failure of certain spin-off transactions to qualify as tax-free to Conexant for certain U.S. federal income tax purposes,

if such failure is attributable to certain actions or transactions by or in respect of Skyworks (including our subsidiaries) or our stockholders, such as the acquisition of stock of Skyworks by a third party at a time and in a manner that would cause such failure. In addition, the tax allocation agreement provides that we will be responsible for various other tax obligations and for compliance with various representations, statements, and conditions made in the course of obtaining the tax ruling referenced above and in connection with the tax allocation agreement. Our obligations under the tax allocation agreement have been limited by a letter agreement dated November 6, 2002 entered into in connection with our debt refinancing with Conexant. Nevertheless, if we do not carefully monitor our compliance with the requirements imposed as a result of the spin-off and related transactions and our responsibilities under the tax allocation agreement, we might inadvertently trigger an obligation to indemnify certain persons (including Conexant) pursuant to the tax allocation agreement or other obligations under such agreement. In addition, our indemnity obligations could discourage or prevent a third party from making a proposal to acquire Skyworks.

     If we were required to pay any of the taxes described above, the payment could be very substantial and have a material adverse effect on our business, financial condition, results of operations and cash flow.

     In addition, it is expected that the interest payments we are required to make on our 15% convertible senior subordinated notes due June 30, 2005 will not be deductible for tax purposes. Our inability to offset our interest expense from these notes against other income may increase our tax liability currently and in future years.

     Further, the terms of the 15% convertible senior subordinated notes due 2005 require us to pay the principal due at the maturity date or upon certain acceleration events in a number of shares of our common stock equal to the principal due at such time divided by the applicable conversion price on such date. If the fair market value of our common stock on such date is less than the applicable conversion price, we may recognize cancellation of indebtedness income for tax purposes equal to the excess of the principal amount of these notes due at such time over the fair market value of the common stock issued by us to satisfy our obligations under these notes.

CERTAIN PROVISIONS IN OUR ORGANIZATIONAL DOCUMENTS AND DELAWARE LAW MAY MAKE IT DIFFICULT FOR SOMEONE TO ACQUIRE CONTROL OF US.

     We have certain anti-takeover measures that may affect our common stock. Our certificate of incorporation, our by-laws and the Delaware General Corporation Law contain several provisions that would make more difficult an acquisition of control of us in a transaction not approved by our board of directors. Our certificate of incorporation and by-laws include provisions such as:

     - the division of our board of directors into three classes to be elected on a staggered basis, one class each year;

     - the ability of our board of directors to issue shares of preferred stock in one or more series without further authorization of stockholders;

     - a prohibition on stockholder action by written consent;

     - elimination of the right of stockholders to call a special meeting of stockholders;

     - a requirement that stockholders provide advance notice of any stockholder nominations of directors or any proposal of new business to be considered at any meeting of stockholders;

     - a requirement that the affirmative vote of at least 66 2/3% of our shares be obtained to amend or repeal any provision of our by-laws or the provision of our certificate of incorporation relating to amendments to our by-laws;

     - a requirement that the affirmative vote of at least 80% of our shares be obtained to amend or repeal the provisions of our certificate of incorporation relating to the election and removal of directors, the classified board or the right to act by written consent;

     - a requirement that the affirmative vote of at least 80% of our shares be obtained for business combinations unless approved by a majority of the members of the board of directors and, in the event that the other party to the business combination is the beneficial owner of 5% or more of our shares, a majority of the members of board of directors in office prior to the time such other party became the beneficial owner of 5% or more of our shares;

     - a fair price provision; and

     - a requirement that the affirmative vote of at least 90% of our shares be obtained to amend or repeal the fair price provision.

     In addition to the provisions in our certificate of incorporation and by-laws, Section 203 of the Delaware General Corporation Law generally provides that a corporation shall not engage in any business combination with any interested stockholder during the three-year period following the time that such stockholder becomes an interested stockholder, unless a majority of the directors then in office approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder or specified stockholder approval requirements are met.

WE MAY BE LIABLE FOR PENALTIES UNDER ENVIRONMENTAL LAWS, RULES AND REGULATIONS, WHICH COULD ADVERSELY IMPACT OUR BUSINESS.

     We have used, and will continue to use, a variety of chemicals and compounds in manufacturing operations and have been and will continue to be subject to a wide range of environmental protection regulations in the United States. While we have not experienced any material adverse effect on our operations as a result of such regulations, we cannot assure you that current or future regulations would not have a material adverse effect on our business, financial condition and results of operations. Environmental regulations often require parties to fund remedial action regardless of fault. Consequently, it is often difficult to estimate the future impact of environmental matters, including potential liabilities. We cannot assure you that the amount of expense and capital expenditures that might be required to satisfy environmental liabilities, to complete remedial actions and to continue to comply with applicable environmental laws will not have a material adverse effect on our business, financial condition and results of operations.

WE HAVE ADOPTED NEW ACCOUNTING POLICIES IN FISCAL 2003 THAT COULD NEGATIVELY IMPACT OUR EARNINGS FOR THE YEAR.

     In our fiscal year 2003, which began on September 28, 2002, we have adopted SFAS No. 142, "Goodwill and Other Intangible Assets." This policy requires us to evaluate the goodwill and intangible assets with indefinite lives that we report on our balance sheet for potential impairment using a fair value method. The Company expects to complete the first step of the transitional impairment test on or prior to March 28, 2003 and, if necessary, the second step of the transitional impairment test on or prior to the end of fiscal 2003. The Company may be required to record a substantial transitional impairment charge as a result of adopting SFAS No. 142. The carrying value of goodwill and intangible assets, subject to the transitional impairment test, is approximately $907.5 million as of December 30, 2002.

                           RISKS RELATED TO THE NOTES

THE NOTES ARE SUBORDINATED.

     The notes will be unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. Generally, the indenture defines senior indebtedness as all of our indebtedness other than any indebtedness that expressly states that it is subordinated to the notes. The terms of the notes do not limit the amount of additional indebtedness, including secured indebtedness, that we can create, incur, assume or guarantee. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. In addition, the subordination provisions of the indenture will provide that payments with respect to the notes will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 days each year in the event of certain non-payment defaults on senior indebtedness. As a result, there may be insufficient assets remaining to pay amounts due on any or all of the outstanding notes. In addition, under the subordination provisions of the indenture, payments that would otherwise be made to holders of the notes will instead be paid to holders of senior indebtedness under certain circumstances. As a result of these provisions, our other creditors (including trade creditors) that are not holders of senior indebtedness may recover more, ratably, than the holders of the notes. The notes also will be structurally subordinated to all liabilities, including trade payables, of our subsidiaries. The indenture governing the notes does not limit our or our subsidiaries' ability to incur debt, including senior indebtedness. Any right of ours to receive assets of any subsidiary upon its liquidation or reorganization, and the consequent right of the holders of the notes to participate in the assets will be subject to the claims of that subsidiary's creditors. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected.

WE MAY BE UNABLE TO MEET THE REDEMPTION REQUIREMENTS UPON A CHANGE IN CONTROL.

     Upon a change in control, holders may require us to purchase all or a portion of their notes. If a change in control were to occur, we may not have enough funds to pay the purchase price for all tendered notes. Future agreements relating to our indebtedness might contain provisions that prohibit the repurchase of the notes upon a change in control. If a change in control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain consent, we could not purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture. In such circumstances, or if a change in control would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to holders of the notes. The term "change in control" is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the notes upon a change in control would not necessarily afford holders protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

OUR STOCK PRICE HAS BEEN VOLATILE AND OUR STOCK PRICE AND THE PRICE OF THE NOTES MAY FLUCTUATE IN THE FUTURE.

     The trading price of our common stock may fluctuate significantly. This price may be influenced by many factors, including:

     - our performance and prospects;

     - the performance and prospects of our major customers;

     - the depth and liquidity of the market for our common stock;

     - investor perception of us and the industry in which we operate;

     - changes in earnings estimates or buy/sell recommendations by analysts;

     - general financial and other market conditions; and

     - domestic and international economic conditions.

     Public stock markets have experienced, and are currently experiencing, extreme price and trading volume volatility, particularly in the technology sectors of the market. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to or disproportionately impacted by the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

     In addition, fluctuations in our stock price and our price-to-earnings multiple may have made our stock attractive to momentum, hedge or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction particularly when viewed on a quarterly basis.

THERE MAY BE NO PUBLIC MARKET FOR THE NOTES AND AN ACTIVE TRADING MARKET FOR THE NOTES MAY NOT DEVELOP.

     Although the notes are eligible for trading in The Portal(SM) Market of the National Association of Securities Dealers, Inc., they will constitute a new class of securities for which there is no established public trading market, and there can be no assurance as to:

     - the liquidity of any such market that may develop;

     - the ability of the holders of the notes to sell their notes; or

     - the price at which the holders of the notes would be able to sell their notes.

If such a market were to exist, the notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including:

     - prevailing interest rates;

     - the market for similar notes; and

     - our financial performance and the performance of our subsidiaries.

SECURITIES WE ISSUE TO FUND OUR OPERATIONS COULD DILUTE YOUR OWNERSHIP OR OTHERWISE ADVERSELY AFFECT YOU.

     We may decide to raise additional funds through public or private debt or equity financings to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of current stockholders and the percentage ownership that you will receive upon conversion of the notes will be reduced and the new equity securities may have rights prior to those of the common stock issuable upon conversion of the notes. If we raise funds by issuing debt securities, we may be required to agree to covenants that substantially restrict our ability to operate our business. We may not obtain sufficient financing on terms that are favorable to investors or us. We may delay, limit or eliminate some or all of our proposed operations if adequate funds are not available.

OUR DEBT SERVICE OBLIGATIONS MAY ADVERSELY AFFECT OUR CASH FLOW.

     While the notes are outstanding, we will have debt service obligations on the notes of approximately $10,925,000 per year. In addition, we will have debt service obligations on our $45 million principal amount of 15% convertible senior subordinated notes due June 30, 2005 issued to Conexant of approximately $6,750,000 per year. If we issue other debt securities in the future, our debt service obligations will increase. If we are unable to generate sufficient cash to meet these obligations and must instead use our existing cash or investments, we may have to reduce or curtail other activities of our business.

     We intend to fulfill our debt service obligations from cash generated by our operations, if any, and from our existing cash and investments. If necessary, among other alternatives, we may add lease lines of credit to finance capital expenditures and we may obtain other long-term debt, lines of credit and other financing.

     Our indebtedness could have significant negative consequences, including:

     - increasing our vulnerability to general adverse economic and industry conditions;

     - limiting our ability to obtain additional financing;

     - requiring the dedication of a substantial portion of any cash flow from operations to service our indebtedness, thereby reducing the amount of cash flow available for other purposes, including capital expenditures;

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; and

     - placing us at a possible competitive disadvantage to less leveraged competitors and competitors that have better access to capital resources.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the notes or the underlying common stock by the selling securityholders.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                  FISCAL YEARS ENDED SEPTEMBER 30,
                                                ------------------------------------
                                                2002    2001    2000    1999    1998
                                                ----    ----    ----    ----    ----
Ratio of earnings to fixed charges............      (1)     (2)     (3)     (4)     (5)

---------------

(1) As a result of the net loss incurred in fiscal 2002, the Company was unable to fully cover fixed charges. The amount of such deficiency in fiscal 2002 was approximately $256 million.

(2) As a result of the net loss incurred in fiscal 2001, the Company was unable to fully cover fixed charges. The amount of such deficiency in fiscal 2001 was approximately $317 million.

(3) As a result of the net loss incurred in fiscal 2000, the Company was unable to fully cover fixed charges. The amount of such deficiency in fiscal 2000 was approximately $65 million.

(4) As a result of the net loss incurred in fiscal 1999, the Company was unable to fully cover fixed charges. The amount of such deficiency in fiscal 1999 was approximately $13 million.

(5) As a result of the net loss incurred in fiscal 1998, the Company was unable to fully cover fixed charges. The amount of such deficiency in fiscal 1998 was approximately $42 million.

                            DESCRIPTION OF THE NOTES

     Skyworks Solutions, Inc. (the "Company") issued the 4.75% Convertible Subordinated Notes due November 2007 (the "Notes") under an Indenture dated as of November 12, 2002 between the Company and State Street Bank and Trust Company, as Trustee (the "Indenture"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

     Certain terms used in this description are defined under the subheading "-- Certain Definitions" and in the Indenture. In this description, the word "Company" refers only to Skyworks Solutions, Inc. and not to any of its subsidiaries.

     The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreement. We urge holders of the Notes to read the Indenture and the Registration Rights Agreement because they, not this description, define their rights as holders of these Notes. Holders may request copies of the these agreements at our address set forth under the heading "Where You Can Find More Information."

BRIEF DESCRIPTION OF THE NOTES

     These Notes:

     - are unsecured subordinated obligations of the Company;

     - are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

     - are convertible into shares of common stock; and

     - together with the shares of common stock into which the Notes are convertible are subject to registration with the SEC pursuant to the Registration Rights Agreement.

     The Company is not restricted from paying dividends, incurring debt, or issuing or repurchasing its securities under the Indenture. In addition, there are no financial covenants in the Indenture. Holders of Notes are not protected under the Indenture in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "-- Change in Control."

PRINCIPAL, MATURITY AND INTEREST

     The Company will issue the Notes with a maximum aggregate principal amount of $230 million. The Company may issue the Notes in denominations of $1,000 and any integral multiple of $1,000. The Notes will mature on November 15, 2007.

     Interest on these Notes will accrue at the rate of 4.75% per annum and will be payable in cash semi-annually in arrears on May 15th and November 15th, commencing on May 15, 2003. We will make each interest payment to the holders of record of these Notes on the immediately preceding May 1st and November 1st.

     Interest on these Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Additional interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement.

CONVERSION OF NOTES

     Holders will have the right, at their option, at any time prior to the close of business on the business day immediately preceding November 15, 2007, to convert a Note or any portion of a Note into shares of our common stock at the conversion price of $9.0505 per share (the "Conversion Price"), subject to adjustment as described below, unless the Note or portion of a Note has been previously redeemed or purchased by the Company. The right to convert a Note called for redemption terminates on the earlier of:

     (1) the close of business on the business day immediately preceding the date fixed for redemption, also known as the redemption date, unless we default in making the payment due on the redemption date, and

     (2) the close of business on the business day immediately preceding the maturity date of the Notes.

     For information as to notices of redemption, see "-- Selection and Notice of Redemption."

     Except as described below, we will not make any payment or other adjustment for accrued interest thereon or dividends on any common stock issued upon conversion of the Notes. If a holder submits their Notes for conversion between a record date and the opening of business on the next interest payment date (except for Notes or portions of Notes called for redemption on a redemption date occurring during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date), the holder must pay funds equal to the interest payable on the converted principal amount. We will not issue fractional shares of common stock upon conversion of Notes. Instead, we will pay a cash adjustment based upon the market price of the common stock on the last trading day prior to the date of conversion. If the Notes are called for redemption, the holder's conversion rights on the Notes called for redemption will expire at the close of business on the last business day before the redemption date, unless we default in the payment of the redemption price. If a holder has submitted their Notes for purchase upon a change in control, such holder may only convert their Notes if the holder withdraws their election in accordance with the Indenture.

     The Conversion Price will be adjusted according to formulae set forth in the Indenture upon the occurrence of:

     (a) the issuance of shares of the Company's common stock as a dividend or distribution on the Company's common stock;

     (b) the subdivision or combination of the Company's outstanding common stock;

     (c) the issuance to all or substantially all holders of the Company's common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase the Company's common stock, or securities convertible into the Company's common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

     (d) the distribution to all or substantially all holders of the Company's common stock of shares of our capital stock, evidences of indebtedness or other assets, excluding:

        - dividends, distributions and rights or warrants referred to in clause
          (a) or (c) above;

        - dividends or distributions exclusively in cash referred to in clause
          (e) below;

     (e) the distribution to all or substantially all holders of the Company's common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for the Company's common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of the Company's common stock made within the preceding 12 months not triggering a conversion price adjustment exceeds an amount equal to 10% of the Company's market capitaliza-tion on the business day immediately preceding the day on which the Company declares such distribution; and

     (f) the purchase of our common stock pursuant to a tender offer made by the Company or any of its subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by the Company or any of its subsidiaries for our common stock consummate within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of the Company's common stock made within the preceding 12 months not triggering a conversion price adjustment exceeds an amount equal to 10% of the Company's market capitalization on the expiration date of such tender offer.

     In the event of:

        - any reclassification of the Company's common stock, or

        - a consolidation, merger or combination involving the Company, or

        - a sale or conveyance of all or substantially all of the property and assets of the Company,

in which the holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of Notes will generally be entitled thereafter to convert their Notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

     No adjustment in the Conversion Price will be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price; provided, however, that any adjustments which by reason of this paragraph are not required to be made will be carried forward and taken into account in any subsequent adjustment. The preceding sentence will not apply to a merger or a sale of substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of the common stock.

     The holders of the Notes may, in some circumstances, be deemed to have received a dividend or other distribution subject to tax as a result of an adjustment (or absence of an adjustment) to the Conversion Price. See "Certain U.S. Federal Income Tax Considerations."

     In addition, we may decrease the Conversion Price by any amount for any period of at least 20 days, in which case we will give at least 15 days' notice of that decrease, if our Board of Directors determines that such decrease would be in our best interests. No decrease will be taken into account for purposes of determining whether the Closing Price of our common stock exceeds the Applicable Conversion Price by 105% in connection with an event that otherwise would be a Change in Control.

     In addition, we may make any reductions in the Applicable Conversion Price that the Board of Directors deems advisable to avoid or diminish any income tax to holders of shares of common stock resulting from any dividend or distribution of common stock, or rights to acquire common stock, or from any event treated as a dividend or distribution for income tax purposes or for any other reason.

OPTIONAL REDEMPTION

     The Notes may not be redeemed at the option of the Company prior to November 20, 2005. Thereafter the Notes may be redeemed at the option of the Company in whole or, in part, upon not less than 20 nor more than 60 days' notice by mail to holders of the Notes.

     The redemption prices (expressed as a percentage of principal amount) are as follows for Notes redeemed during the periods set forth below:

PERIOD                                                        REDEMPTION PRICE
------                                                        ----------------
November 20, 2005 through November 14, 2006.................      101.1875%
November 15, 2006 and thereafter............................      100.0000%

SELECTION AND NOTICE OF REDEMPTION

     If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

     We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 20 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

     If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

     We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the caption "-- Change in Control". We may at any time and from time to time purchase Notes in the open market or otherwise.

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on the Notes will be subordinate in right of payment to the prior payment in full of all the Company's existing and future Senior Indebtedness, including the Company's existing 15% convertible senior subordinated notes due 2005 issued to Conexant.

     A substantial portion of the Company's operations are conducted through its subsidiaries. As a result, the Company's cash flow and its ability to service its debt, including the Notes, is dependent upon the earnings of its subsidiaries. In addition, the Company is dependent on the distribution of earnings, loans or other payments by its subsidiaries.

     The Company's subsidiaries are separate and distinct legal entities. Its subsidiaries have no obligation to pay any amounts due on the Notes or to provide the Company with funds for its payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by subsidiaries to the Company could be subject to statutory or contractual restrictions. Payments to the Company by its subsidiaries will also be contingent upon its subsidiaries' earnings and business consideration.

     The Company's right to receive any assets of it subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the Notes to participate in those assets, will be effectively subordinated to the claims of those subsidiaries' creditors, including trade creditors. In addition, even if the Company were a creditor of any of its subsidiaries, the Company's rights as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any indebtedness of its subsidiaries senior to that held by us.

     As of January 24, 2003, the Company had approximately $108 million of Senior Indebtedness, while as of January 24, 2003, its subsidiaries had approximately $9 million of outstanding indebtedness and other liabilities, including trade payables and excluding intercompany liabilities, as to which the Notes are effectively subordinated.

     Neither the Company nor its subsidiaries are prohibited from incurring senior indebtedness or any other indebtedness or liabilities under the Indenture. The Company expects additional indebtedness and other liabilities, including Senior Indebtedness, in the future.

REGISTRATION RIGHTS

     The following summary of the registration rights provided in the registration rights agreement and the Notes is not complete. Holders of Notes should refer to the Registration Rights Agreement, which has been filed as
Exhibit 10.AA to the Company's Annual Report on Form 10-K, filed with the SEC on December 23, 2002 and incorporated herein by reference, for a full description of the registration rights that apply to the Notes.

     We have agreed to file a shelf registration statement under the Securities Act within 90 days after November 12, 2002 to register the Notes and the shares of common stock into which the Notes are convertible, which we refer to as registrable securities. We will use commercially reasonable efforts to have this shelf registration statement declared effective within 180 days after November 12, 2002, and to keep it effective until the earliest of:

     (1) two years from the effective date of the shelf registration statement;

     (2) the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

     (3) the date on which all registrable securities (other than those held by our affiliates) are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act or any successor rule thereof, without limitations under clauses (c), (e), (f) and (h) of Rule 144 under the Securities Act, or any successor provisions thereof.

     This prospectus is a part of the aforementioned shelf registration statement. We will be permitted to suspend the use of the prospectus for a period not to exceed 45 consecutive days or an aggregate of 90 days in any twelve month period under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events.

     A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the Registration Rights Agreement which are applicable to such holder.

     If:

     (1) on or prior to the 90th day after November 12, 2002, the shelf registration statement has not been filed with the SEC;

     (2) on or prior to the 180th day after November 12, 2002, the shelf registration statement has not been declared effective by the SEC;

     (3) we fail with respect to a Holder that supplies the questionnaire described below to amend or supplement the shelf registration statement in a timely manner in order to name additional selling securities holders; or

     (4) after the shelf registration statement has been declared effective, such shelf registration statement ceases to be effective or fails to be usable in connection with resales of Notes and the common stock issuable upon the conversion of the Notes in accordance with and during the periods specified in the Registration Rights Agreement and (A) we do not cure the shelf registration statement within fifteen business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (B) if applicable, we do not terminate the suspension period described above by the 45th or 90th day, as the case may be,

(we refer to each such event described above in clauses (1) through (4) as a registration default), additional interest will accrue on the Notes and the underlying shares of common stock that are registrable securities in addition to the rate set forth in the title of the Notes, from and including the date on which any such registration default occurs to, but excluding, the date on which the registration default has been cured, at the rate of 0.5% per year for the Notes (or an equivalent amount for any common stock issued upon conversion of the Notes that are registrable securities). In the case of a registration default described in clause (3), our obligation to pay additional interest extends only to the affected Notes. We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each Holder, our obligations to pay additional interest remain in effect only so long as the Notes and the common stock issuable upon the conversion of the Notes held by the holder are "transfer restricted securities" within the meaning of the Registration Rights Agreement.

CHANGE IN CONTROL

     Upon the occurrence of any of the following events (each a "Change in Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 100% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

     (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of the Company or has the power, directly or indirectly to elect a majority of the members of the board of directors of the Company (for the purposes of this clause (1), such person shall be deemed to (A) beneficially own any Voting Stock of a Person (the "specified person") held by any other Person (the "parent entity") so long as such person beneficially owns (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity) and (B) have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time);

     (2) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person; or

     (3) the adoption of a plan relating to the liquidation or dissolution of the Company.

     On or prior to the purchase date, we will deposit with a paying agent funds sufficient to pay the aggregate purchase price of the Notes which is to be paid on the purchase date. A Change in Control will not be deemed to have occurred:

     - if the Closing Price of our common stock for any five Trading Days during the 10 Trading Days immediately preceding the Change in Control is at least equal to 105% of the Conversion Price immediately preceding the Change in Control; or

     - 75% of the consideration received or to be received by the holders of shares of our common stock in the transaction or transactions constituting a Change in Control consists of shares of common stock, or American depositary shares representing shares of common stock, that are, or upon issuance will be, traded on a national securities exchange in the United States or through the Nasdaq Stock Market and as a result of such transaction or transactions the Notes become convertible solely into such common stock.

     Within 10 business days following any Change in Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change in Control Offer") stating:

     (1) that a Change in Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 100% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

     (2) the circumstances and relevant facts regarding such Change in Control (including information with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change in Control);

     (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

     (4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

     To exercise the purchase right, the holder of a Note must deliver, on or before the close of business on the business day prior to the Change in Control purchase date, a written notice to us and the Trustee of the holder's exercise of the right. This notice must be accompanied by the certificates evidencing the Note or Notes with respect to which the right is being exercised, duly endorsed for transfer. In addition, if the purchase date falls between the relevant record date and the succeeding interest payment date, the holder will also be required to deliver with the Notes to be purchased a payment in cash equal to the interest that the holder is to receive on the interest payment date.

     We will not be required to make a Change in Control Offer following a Change in Control if a third party makes the Change in Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change in Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change in Control Offer.

     We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change in Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

     The Change in Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature is a result of negotiations between the Company and the initial purchasers. We have no present intention to engage in a transaction involving a Change in Control, although it is possible that we could decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change in Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. The Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

     Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change in Control or require the repurchase of such indebtedness upon a Change in Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change in Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change in Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The definition of "Change in Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change in Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

     The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change in Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

MERGER AND CONSOLIDATION

     We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any successor person, unless:

     - the successor person, if any, is a corporation, limited liability company, partnership, trust or other entity organized and existing under the laws of the United States, or any state of the United States, and assumes the Company's obligations on the Notes and under the Indenture,

     - immediately after giving effect to the transaction, and treating any indebtedness which becomes an obligation of the Company or any subsidiary as a result of the transaction as having been incurred by it at the time of the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and

     - certain other conditions are met.

DEFAULTS

     Each of the following is an Event of Default:

     (1) a default in the payment of interest on the Notes when due, continued for 30 days;

     (2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

     (3) the failure by the Company to comply with its obligations under "-- Merger and Consolidation" above;

     (4) the failure by the Company to comply for 30 days after notice with any of its obligations in the covenants described above under "-- Change in Control" (other than its obligation to purchase Notes that have been submitted for purchase);

     (5) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture;

     (6) Indebtedness of the Company is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million (the "cross acceleration provision"); or

     (7) certain events of bankruptcy, insolvency or reorganization of the Company (the "bankruptcy provisions").

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

     Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

     (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

     (2) holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

     (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

     (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

     (5) holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

     If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

AMENDMENTS AND WAIVERS

     Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

     (1) reduce the amount of Notes whose holders must consent to an amendment;

     (2) reduce the rate of or extend the time for payment of interest on any Note;

     (3) reduce the principal of or extend the Stated Maturity of any Note;

     (4) make any change in the redemption provisions described under "-- Optional Redemption";

     (5) make any Note payable in money other than that stated in the Note;

     (6) impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

     (7) make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

     (8) make any change in the ranking or priority of any Note that would adversely affect the holders of the Notes;

     (9) make any change in the right of the holders to convert the Notes as provided in the Indenture that would adversely affect the holders; or

     (10) make any change to the adjustment of the conversion price that would adversely affect the holders of Notes, except as provided in Article 5 of the Indenture.

     Notwithstanding the preceding paragraph, without the consent of any holder of the Notes, the Company and Trustee may amend the Indenture:

     (1) to cure any ambiguity, omission, defect or inconsistency;

     (2) to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture;

     (3) to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

     (4) to add guarantees with respect to the Notes or to secure the Notes;

     (5) to add to the covenants of the Company for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company;

     (6) to make any change that does not adversely affect the rights of any holder of the Notes; or

     (7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

     However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights under any Senior Indebtedness of the Company then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change in the manner provided under the terms of such Senior Indebtedness.

     The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

     The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

SATISFACTION AND DISCHARGE

     We may discharge our obligations under the Indenture (except as to any surviving rights of conversion, registration of transfer or exchange) while Notes remain outstanding if (1) all outstanding Notes will become due and payable at their scheduled maturity within 90 days or (2) all outstanding Notes have been called for redemption within 90 days, and in either case, we have deposited with the Trustee an amount sufficient to pay and discharge all outstanding Notes on the date of their scheduled maturity or the scheduled date of redemption. Notwithstanding the satisfaction and discharge of the Indenture, certain other obligations of the Company shall survive until the Notes have been paid in full.

PURCHASE AND CANCELLATION

     All Notes surrendered for payment, redemption, registration or transfer or exchange or conversion shall, if surrendered to any person other than the Trustee, be delivered to the Trustee. All Notes delivered to the Trustee shall be canceled promptly by the Trustee. No Notes shall be authenticated in exchange for any Notes canceled as provided in the Indenture.

     We may, to the extent permitted by law, purchase Notes in the open market or by tender offer at any price or by agreement. Any Notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the Trustee for cancellation. Any Notes surrendered for cancellation may not be reissued or resold and will be promptly canceled.

REPLACEMENT OF NOTES

     We will replace mutilated, destroyed, stolen or lost Notes at your expense upon delivery to the Trustee of mutilated Notes or evidence of the loss, theft or destruction of the Notes satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed Note, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of such Note before a replacement will be issued.

CONCERNING THE TRUSTEE

     U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company, is to be the Trustee under the Indenture. We have appointed U.S. Bank National Association State as Registrar and Paying Agent with regard to the Notes.

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company will have any liability for any obligations of the Company under the Notes, the Indenture or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

     The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN DEFINITIONS

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

     "Closing Price" on any Trading Day with respect to the per share price of common stock means the last reported sales price regular way or, in case no such reported sale takes place on such Trading Day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if the common stock is not listed or admitted to trading on the New York Stock Exchange, on the principal national securities exchange on which the common stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotations National Market System or, if the common stock is not listed or admitted to trading on any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm that is selected from time to time by the Company for that purpose and is reasonably acceptable to the Trustee.

     "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

     (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

     "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

     "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning.

     "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

     (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

     (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

     (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

     (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following payment on the letter of credit);

     (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Capital Stock of such Person or any Subsidiary of such Person or that are determined by the value of such Capital Stock, the principal amount of such Capital Stock to be determined in accordance with the Indenture;

     (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

     (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

     (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

     The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

     "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

     "Issue Date" means November 12, 2002.

     "Obligations" means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

     "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

     "Registration Rights Agreement" means the registration rights agreement, dated November 12, 2002, among the Company and Credit Suisse First Boston Corporation, CIBC World Markets Corp. and U.S. Bancorp Piper Jaffray Inc.

     "Senior Indebtedness" means with respect to any Person:

     (1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

     (2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are not superior in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include:

     (1) any obligation of such Person to any subsidiary;

     (2) any liability for Federal, state, local or other taxes owed or owing by such Person; or

     (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities).

     "Trading Day" means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

BOOK-ENTRY, DELIVERY AND FORM

     We initially issued the Notes in the form of one or more global notes (the "Global Note"). The Global Note was deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Holders may hold their beneficial interests in the Global Note directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository. The Depository has advised the Company as follows:

     - the Depository is a limited-purpose trust company organized under the laws of the State of New York,

     - a member of the Federal Reserve System,

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code,

     - and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. The Depository is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly. The Rules applicable to the Depositary and its participants and indirect participants are on file with the SEC.

     The Company expects that pursuant to procedures established by the Depository, upon the deposit of the Global Note with the Depository, the Depository credited, on its book-entry registration and transfer system, the principal amount of Notes represented by such Global Note to the accounts of participants. The accounts credited were designated by the initial purchasers. Ownership of beneficial interests in the Global Note is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global
Note is shown on, and the transfer of those ownership interests is effected only through, records maintained by the Depository (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of any related Notes evidenced by the Global Note for all purposes of such Notes and the Indenture. The Depository has no knowledge of the actual beneficial owners of the Notes; the Depository's records reflect only the identity of the participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers. Except as set forth below, as an owner of a beneficial interest in the Global Note, holders will not be entitled to have the Notes represented by the Global Note registered in their name, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered to be the owner or holder of any Notes under the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the Holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Conveyance of notices and other communications by the Depository to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of Notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults and proposed amendments to any security documents. Beneficial owners of Notes may wish to determine whether the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to beneficial owners, or in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

     Redemption notices will be sent to the Depository. If less than all of the Notes within an issue are being redeemed, the Depository's practice is to determine by lot the amount of the interest of each participant in such issue to be redeemed.

     We will make payments of principal of, premium, if any, and interest on Notes represented by the Global Note registered in the name of and held by the Depository or its nominee to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

     We expect that the Depository or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Note owning through such participants.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Under such circumstances, in the event that a successor securities depository is not obtained, Note certificates are required to be printed and delivered as described below under "-- Certificated Notes." Neither the Trustee nor the Company will have any responsibility or liability for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but neither the Company nor the initial purchasers take any responsibility for the accuracy thereof.

CERTIFICATED NOTES

     Subject to certain conditions, the Notes represented by the Global Note are exchangeable for certificated Notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if

     (1) the Depository notifies us that it is unwilling or unable to continue as Depository for the Global Note or the Depository ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

     (2) we in our discretion at any time determine not to have all the Notes represented by the Global Note; or

     (3) a default entitling the holders of the Notes to accelerate the maturity thereof has occurred and is continuing.

     Any Note that is exchangeable as described above is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee. In addition, such certificates will bear the legend referred to under "Transfer Restrictions" (unless we determine otherwise in accordance with applicable law), subject, with respect to such certificated Notes, to the provisions of such legend.

SAME-DAY PAYMENT

     The Indenture requires us to make payments in respect of Notes (including principal, premium and interest) by wire transfer of immediately available funds to the U.S. dollar accounts with banks in the U.S. specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Skyworks has 550,000,000 authorized shares of capital stock, consisting of 525,000,000 shares of common stock and 25,000,000 shares of preferred stock. As of January 24, 2003, we had 138,081,195 shares of common stock outstanding and no shares of preferred stock outstanding. The authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

     The following is a summary of certain provisions of Delaware law, our Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") and our Second Amended and Restated By-laws (the "By-laws"). This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our Certificate of Incorporation and By-laws.

     Certain of the provisions described below under "-- Certain Provisions in our Certificate of Incorporation and By-laws" could have the effect of discouraging transactions that might lead to a Change in Control of Skyworks. For example, our Certificate of Incorporation and Bylaws:

     - establish a classified board of directors;

     - permit the board of directors to issue shares of preferred stock in one or more series without further authorization of our stockholders;

     - prohibit stockholder action by written consent;

     - require stockholders to provide advance notice of any stockholder nominations of directors or any proposal of new business to be considered at any meeting of stockholders;

     - require a supermajority vote to amend or repeal certain provisions of our Certificate of Incorporation or By-laws;

     - preclude stockholders from calling a special meeting of stockholders;

     - require a supermajority vote for business combinations not approved by a majority of the members of the board of directors in office prior to the time the other party to the business combination became the beneficial owner of 5% or more of the shares of Skyworks; and

     - contain a fair price provision.

COMMON STOCK

     Holders of our common stock are entitled to such dividends as may be declared by our Board of Directors out of funds legally available for such purpose. Dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or declared and set aside. In the event of Skyworks' liquidation, dissolution or winding up, the holders of common stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference plus any unpaid dividends to holders of any outstanding preferred stock.

     Each holder of our common stock is entitled to one vote for each such share outstanding in the holder's name. No holder of common stock is entitled to cumulate votes in voting for directors. Our Certificate of Incorporation provides that, unless otherwise determined by our board of directors, no holder of common stock will have any preemptive right to purchase or subscribe for any stock of any class which we may issue or sell.

     Our common stock is listed on the Nasdaq National Market under the symbol "SWKS". American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. Its address is 59 Maiden Lane, New York, NY 10038, and its telephone number is (800) 937-5449.

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

PREFERRED STOCK

     Our Certificate of Incorporation permits us to issue up to 25,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders. The designation, powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to such series, which will specify the terms of the preferred stock, including:

     - the designation of the series, which may be by distinguishing number, letter or title;

     - the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the preferred stock designation) increase or decrease (but not below the number of shares thereof then outstanding);

     - whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

     - the dates at which dividends, if any, shall be payable;

     - the redemption rights and price or prices, if any, for shares of the series;

     - the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

     - the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Skyworks;

     - whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of Skyworks or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

     - restrictions on the issuance of shares of the same series or of any other class or series; and

     - the voting rights, if any, of the holders of shares of the series, provided that no share of preferred stock of any series will be entitled to more than one vote per share of preferred stock.

     - Although our Board of Directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

CERTAIN PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BY-LAWS

     Our Certificate of Incorporation and By-laws contain various provisions intended to:

     - promote the stability of our stockholder base; and

     - render more difficult certain unsolicited or hostile attempts to take us over, which could disrupt Skyworks, divert the attention of our directors, officers and employees and adversely affect the independence and integrity of our business.

     Pursuant to our Certificate of Incorporation, the number of directors is fixed by our Board of Directors. Our directors are divided into three classes, each class to consist as nearly as possible of one third of the directors.

     Pursuant to our amended By-laws, directors elected by stockholders at an annual meeting of stockholders will be elected by a plurality of all votes cast. Currently, the terms of office of the three classes of directors will expire, respectively, at our 2002, 2003 and 2004 annual meetings. The term of the successors of each such class of directors expires three years from the year of election.

     Our Certificate of Incorporation contains a fair price provision pursuant to which a business combination (including, among other things, a merger or consolidation) between Skyworks or its subsidiaries and a related
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

person (as defined in the our Certificate of Incorporation), requires approval by the affirmative vote of the holders of at least 90% of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, unless the business combination is approved by a majority of the continuing directors (as defined in the our Certificate of Incorporation) and certain fair price criteria and procedural requirements specified in the fair price provision are met. If the business combination does not involve any cash or other property being received by any of the other stockholders, then the fair price criteria discussed below would not apply, and only approval by a majority of the continuing directors would be required.

     Under the fair price provision, the fair price criteria that must be satisfied to avoid the 90% stockholder voting requirement include the requirement that the consideration paid to the Skyworks' stockholders in a business combination must be either cash or the same form of consideration used by the related person in acquiring its beneficial ownership of the largest number of shares of our capital stock acquired by the related person. The related person would be required to meet the fair price criteria with respect to each class of our capital stock entitled to vote generally in the election of directors, whether or not the related person beneficially owned shares of that class prior to proposing the business combination.

     Under the fair price provision, even if the foregoing fair price criteria are met, the following procedural requirements must be met if the business combination is not to require approval by the holders of at least 90% of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class:

     - after the related person had become a related person and before the consummation of such business combination, (1) Skyworks must not have failed to declare and pay full quarterly dividends on any outstanding Skyworks preferred stock, reduced the annual rate of dividends paid on Skyworks common stock or failed to increase such annual rate of dividends as necessary to reflect any reclassification, recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of our common stock, unless such failure, reduction or reclassification was approved by a majority of the continuing directors and (2) the related person must not have acquired any newly issued shares of Skyworks capital stock entitled to vote generally in the election of directors, directly or indirectly, from Skyworks, except as part of the transaction which results in such related person becoming a related person;

     - the related person must not have received, directly or indirectly (other than proportionately as a stockholder), at any time after becoming a related person, the benefit of any loans, advances, guarantees, pledges or other financial assistance or any tax advantages provided by Skyworks; and

     - a proxy or information statement describing the proposed business combination and complying with the requirements of the Exchange Act must have been mailed to all stockholders of Skyworks at least 30 days prior to the consummation of the business combination and such proxy or information statement must have contained a recommendation as to the advisability or inadvisability of the business combination which any of the continuing directors may have furnished in writing to the board of directors.

     Our Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to approve a business combination (including, among other things, a merger, consolidation or sale of all or substantially all of the assets of Skyworks) that has not been approved by a majority of the members of the board of directors in office prior to the time the other party to the business combination became the beneficial owner of 5% or more of the shares of Skyworks entitled to vote for the election of directors.

     Our By-laws provide that a special meeting of stockholders may be called only by a resolution adopted by a majority of the entire board of directors. Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given by Skyworks. In addition, our Certificate of Incorporation provides that any action taken by our stockholders must be effected at an annual or special meeting of stockholders and may not be taken by written consent instead of a meeting. Our By-laws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

     Our Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to:

     - amend or repeal any provision of our By-laws;

     - amend or repeal the provision of our certificate of incorporation relating to amendments to our By-laws; or

     - adopt any provision inconsistent with such provisions.

     Our Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to:

     - amend or repeal the provisions of our second amended and restated certificate of incorporation relating to the election of directors, the classified board, or the right to act by written consent; or

     - adopt any provision inconsistent with such provisions.

     Our Certificate of Incorporation requires the affirmative vote of the holders of at least 90% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to:

     - amend or repeal the fair price provision of our Certificate of Incorporation; or

     - adopt any provision inconsistent with such provision.

     Under the business combination provision discussed above, our Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the shares of all classes of stock entitled to vote for the election of directors, voting together as a single class, to amend, revise or revoke the business combination provision.

BUSINESS COMBINATION PROVISIONS

     We are subject to a Delaware statute regulating "business combinations," defined to include a broad range of transactions, between Delaware corporations and "interested stockholders," defined as persons who have acquired at least 15% of a corporation's stock. Under such statute, a corporation may not engage in any business combination with any interested stockholder for a period of three years after the date such person became an interested stockholder unless certain conditions are satisfied. The statute contains provisions enabling a corporation to avoid the statute's restrictions. We have not sought to "elect out" of the statute, and therefore, the restrictions imposed by such statute will apply to us.

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

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the Notes (as defined in the Indenture) and of our common stock into which the Notes may be converted. This summary is for general purposes only; it does not address all potential tax considerations, and it does not provide a complete or detailed discussion of the matters that are discussed below. The information provided below is based on existing and generally applicable U.S. federal income tax authorities, including the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial decisions, and administrative pronouncements. These authorities may change, possibly on a retroactive basis, or the Internal Revenue Service (the "IRS") or the courts might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of Notes or our common stock could differ from those described below.

     Except as specifically stated below, this summary applies only to "U.S. Holders" that hold the Notes or our common stock as "capital assets" (generally, for investment) for U.S. federal income tax purposes. For this purpose, U.S. Holders include individual citizens or residents of the United States and corporations (or entities treated as corporations for U.S. federal income tax purposes) organized under the laws of the United States or any state or the District of Columbia. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one or more U.S. persons with respect to substantial trust decisions. An estate is a U.S. Holder if the income of the estate is subject to U.S. federal income taxation regardless of the source of the income. The term "Non-U.S. Holder" means a holder that is not a U.S. Holder. This summary describes in general fashion some, but not all, of the special rules applicable to Non-U.S. Holders.

     The tax treatment of a holder of Notes or our common stock may vary depending on such holder's particular situation. This summary does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the application of the alternative minimum tax or rules applicable to taxpayers in special circumstances. Special rules may apply, for instance, to banks and financial institutions, regulated investment companies, insurance companies, S corporations, broker-dealers, tax-exempt organizations, pension funds, persons who hold Notes or our common stock as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction, persons that have a "functional currency" other than the U.S. dollar, or persons subject to taxation as expatriates of the United States. Furthermore, in general, this discussion does not address the tax consequences applicable to holders that are treated as partnerships or other passthrough entities for U.S. federal income tax purposes, or to persons who hold Notes or common stock through a partnership or other passthrough entity.

     This summary is based on the U.S. federal income tax law in effect as of the date hereof, which is subject to change, possibly on a retroactive basis. This summary does not describe the effect of the federal estate or gift tax laws on U.S. Holders or the effects of any other federal or any applicable foreign, state, or local tax laws.

     PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AND THE CONSEQUENCES OF OTHER FEDERAL TAX LAWS, FOREIGN, STATE, OR LOCAL TAX LAWS, AND TAX TREATIES. You should note that we have not sought any ruling from the IRS with respect to the statements made in this summary, and there can be no assurances that the IRS or a court will agree with such statements.

U.S. HOLDERS

  CHARACTERIZATION OF NOTES

     We intend to treat the Notes as indebtedness for U.S. federal income tax purposes. Such characterization is binding on us (but not the IRS or a court), and it is also binding on each holder except in circumstances where a holder makes adequate disclosure on its U.S. federal income tax return in support of a different position claimed on such return.

 TAXATION OF INTEREST

     U.S. Holders will generally be required to recognize as ordinary income any interest paid or accrued on the Notes, in accordance with their regular method of accounting for U.S. federal income tax purposes. In general, if a holder of a debt instrument may receive payments, other than payments treated as qualified periodic interest, that exceed the issue price of the instrument, the holder may be required to recognize additional interest-type income as "original issue discount" over the term of the instrument. While there can be no assurance, we believe that the Notes were not issued with original issue discount that would be so treated. We believe that the conversion rights under the Notes should not constitute a contingent payment under the applicable Treasury regulations, and therefore should not cause the Notes to have original issue discount.

     Under the terms of the Notes, if a holder converts a Note into our common stock after the record date but prior to the interest payment date (and thus receives the interest payment payable on the interest payment date, notwithstanding that as a result of the conversion the holder is not entitled to retain such payment), the holder is obligated to pay us an amount equal to the interest payable on the converted principal amount. The tax consequences to the holder of the receipt and repayment of this amount are uncertain. We believe that neither the receipt nor the repayment should be taken into account in computing the holder's taxable income. A taxing authority, however, may require the holder to recognize ordinary income in an amount equal to the interest payment received. In that case, we believe the holder should be allowed an offsetting deduction for the repayment. However, the holder may be required to capitalize (rather than deduct) the repaid interest payment as an addition to the adjusted tax basis in the common stock received in the conversion, or may otherwise be subject to certain limitations on the deductibility of the repaid interest payment.

     The interest rate on the Notes is subject to increase in the event of certain registration defaults. We intend to treat the possibility that we will have to pay such additional interest as a remote or incidental contingency, within the meaning of applicable Treasury regulations and, therefore, we believe that any such additional interest will not affect the yield to maturity on the Notes and will be taxable to U.S. Holders at the time any such interest accrues or is received in accordance with each such holder's method of accounting. Our determination that there is a remote likelihood of paying the additional interest upon a registration default is binding on each U.S. Holder unless the holder explicitly discloses in the manner required by applicable Treasury regulations that its determination is different from ours. Our determination is not binding on the IRS or a court, however.

 MARKET DISCOUNT

     If a Note is acquired at a "market discount," certain provisions of the Code subject such market discount to special treatment, including treatment as ordinary income. For this purpose, the market discount on a Note generally will equal the amount, if any, by which the stated redemption price at maturity of the Note exceeds the purchaser's adjusted tax basis in the Note immediately after its acquisition (other than at original issue). Subject to a limited exception, the market discount provisions generally require a U.S. Holder who acquires a Note at a market discount to treat as ordinary income any gain recognized on the disposition of that Note to the extent of the accrued market discount on that Note at the time of disposition, unless the U.S. Holder elects to include accrued market discount in income over the life of the Note. This election to include market discount in income over the life of the Note, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining term of a Note at the time of acquisition, or, at the election of a U.S. Holder, under a constant yield method. If such constant yield method is elected, it will apply only to the Note with respect to which it is made, and may not be revoked. A U.S. Holder who acquires a Note at a market discount and who does not elect to include accrued market discount in income over the life of the Note may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until such income is recognized. If a U.S. Holder acquires a Note with market discount and receives common stock upon conversion of the Note, the amount of accrued market discount not previously included in income with respect

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

to the converted Note through the date of conversion will be treated as ordinary income when the holder disposes of the common stock.

 AMORTIZABLE PREMIUM

     A U.S. Holder who purchases a Note at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium (referred to as Section 171 premium) from the purchase date to the Note's maturity date under a constant yield method that reflects semiannual compounding based on the Note's payment period. However, amortizable premium will not include any premium attributable to a Note's conversion feature. The premium attributable to the conversion feature generally is the excess, if any, of the Note's purchase price over what the Note's fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on the Note and not as a separate deduction. Such offset shall require a U.S. Holder to make a corresponding reduction in the adjusted tax basis of its Notes. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If such an election to amortize Section 171 premium is not made, a U.S. Holder must include all amounts of taxable interest without reduction for such premium, and may receive a tax benefit from the premium only in computing such U.S. Holder's gain or loss upon a disposition of the Note.

 SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     Subject to the application of the market discount rules described above, you will generally recognize capital gain or loss if you dispose of a Note in a sale, redemption or exchange of the Note (other than a conversion of the Note into common stock pursuant to its conversion rights). Your gain or loss will generally be equal to the difference between the proceeds received by you and your adjusted tax basis in the Note. The proceeds received by you will include the amount of any cash and the fair market value of any other property received for the Note. Your adjusted tax basis in the Note will generally be equal to the amount you paid for the Note, increased by any market discount included in income and reduced by any amortized premium. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing your capital gain or loss but, instead, will be recognized as ordinary interest income (to the extent that you have not previously included the accrued interest in income). The gain or loss recognized by you on a disposition of the Note will be long-term capital gain or loss if you held the Note for more than one year. Long-term capital gains of individual taxpayers are generally taxed at favorable rates relative to the rates imposed on ordinary income. Short-term capital gains (capital gains other than long-term capital gains) recognized by non-corporate taxpayers and generally all capital gains recognized by corporate taxpayers are taxable at the same tax rates as are imposed on ordinary income. The deductibility of capital losses is subject to limitations.

 CONVERSION OF THE NOTES

     You generally will not recognize any income, gain or loss on the conversion of a Note into common stock, except (i) with respect to any cash received in lieu of a fractional share of common stock, and (ii) to the extent, if any, of any amounts treated as attributable to accrued interest on the Note and includable as interest income for U.S. federal income tax purposes (and not previously included in income). If you receive cash in lieu of a fractional share of stock, you would be treated as if you received the fractional share and then had the fractional share redeemed for the cash. You would recognize gain or loss equal to the difference between the cash received and that portion of your adjusted tax basis in the stock attributable to the fractional share. You will be required to account for any market discount in the manner described above in "Market Discount."

     Your adjusted tax basis in the common stock received upon conversion of a Note generally will be equal to your adjusted tax basis in the Note (less the basis allocable to any fractional share for which you receive cash), and increased in the event of any interest accrual, inclusion, or repayment that may be required or permitted to be capitalized and added to the basis in your stock. Your holding period for such stock generally will include the period during which you held the Note (except for the portion of such stock, if any, that is treated as attributable to accrued interest, which may have a holding period beginning the day after conversion).

 DIVIDENDS ON COMMON STOCK

     If, after you convert a Note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to you as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of your investment, up to the adjusted tax basis in your common stock. Any remaining excess will be treated as capital gain. If you are a U.S. corporation, you may be able to claim a deduction equal to a portion of any dividends received.

 ADJUSTMENT OF CONVERSION RATE

     The terms of the Notes allow for changes in the conversion price of the Notes in certain circumstances. A change in the conversion price that allows holders to receive more shares of common stock on conversion may increase the holders' proportionate interests in our earnings and profits or assets. In that case, the holders may be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the holders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate holders for certain distributions of cash or property to our shareholders. However, not all changes in the conversion price that allow holders to receive more stock on conversion would increase the holders' proportionate interests in Skyworks. For instance, a change in the conversion price could simply prevent the dilution of the holders' interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the holders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like distributions paid in cash or other property. They would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital up to the recipient's adjusted tax basis and then as capital gain.

 SALE OF COMMON STOCK

     Except with respect to market discount described above in "Market Discount," you will generally recognize capital gain or loss on a sale or exchange of common stock that you received upon conversion of a Note. Your gain or loss will be equal to the difference between the proceeds received by you and the adjusted tax basis in your stock. The proceeds received by you will include the amount of any cash and the fair market value of any other property received for your stock. The capital gain or loss recognized by you on a sale or exchange of stock will be long-term capital gain or loss if you held the stock for more than one year.

SPECIAL TAX RULES APPLICABLE TO NON-U.S. HOLDERS

     The following rules apply to you if you are a Non-U.S. Holder.

 TAXATION OF INTEREST

     Payments of interest to Non-U.S. Holders are generally subject to U.S. federal withholding tax at a rate of 30 percent of the amount of interest, collected by means of withholding by the payor. However, payments of interest on the Notes to most Non-U.S. Holders will likely qualify as "portfolio interest," and thus be exempt from withholding tax, if the holders certify their nonresident status as described below. Subject to other requirements, the portfolio interest exception generally will apply to payments of interest to you if:

     - you do not own, directly or indirectly, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote; and

     - you are not a "controlled foreign corporation" that is related to us.

     In general, a foreign corporation is a "controlled foreign corporation" if more than 50 percent of either (i) the total combined voting power of all classes of its stock entitled to vote or (ii) the total value of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, 10 percent or more of the total combined voting power of all classes of stock entitled to vote. If you are a bank investing in the Notes as an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business, please consult your own tax advisor regarding your investment in the Notes. Even if the portfolio interest exemption does not apply, U.S. federal withholding tax may be reduced or eliminated under an applicable tax treaty assuming you properly certify your entitlement to the benefit under such treaty.

     The portfolio interest exception and several of the special rules for Non-U.S. Holders described below apply only if you certify your nonresident status. You can generally meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent. If you hold the Note through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent. Your agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

 SALE, EXCHANGE OR REDEMPTION OF THE NOTES

     Other than proceeds attributable to accrued interest, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of Notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

     - the gain is treated as effectively connected with the conduct by you of a U.S. trade or business;

     - you are a former citizen or long-term resident of the United States subject to special rules that apply to expatriates;

     - you are an individual present in the United States for 183 days or more in the year of such sale, exchange or disposition and certain other requirements are met; or

     - certain rules described below under "Special Tax Rules Applicable to Non-U.S. Holders -- United States Real Property Holding Corporation Status" apply to such sale, exchange, or other disposition.

Proceeds attributable to accrued interest will be treated as described above under "Special Tax Rules Applicable to Non-U.S. Holders -- Taxation of Interest."

 CONVERSION OF THE NOTES

     You generally will not recognize any income, gain or loss on converting a
Note into common stock. However, to the extent a Non-U.S. Holder receives cash in lieu of a fractional share of common stock on conversion, that cash may give rise to gain that would be subject to the rules described below under "Special Tax Rules Applicable to Non-U.S. Holders -- Sale of Common Stock." In addition, Non-U.S. Holders should be aware that they may be subject to withholding tax with respect to amounts considered to be received as payments of accrued interest pursuant to the rules described above under "Special Tax Rules Applicable to Non-U.S. Holders -- Taxation of Interest."

 DIVIDENDS ON COMMON STOCK

     Dividends paid to you on common stock received on conversion of a Note will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and your country of residence. In order to claim the benefits of a tax treaty, you must demonstrate your entitlement by certifying your nonresident status and eligibility for treaty benefits. The conversion price of the Notes may adjust in certain circumstances. An adjustment could potentially give rise to a deemed distribution to Non-U.S. Holders of the Notes. See "U.S. Holders -- Adjustment of Conversion Rate" above. In that case, the deemed distribution would be subject to the rules regarding withholding of U.S. federal tax on dividends in respect of common stock.

 SALE OF COMMON STOCK

     You will generally not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to exceptions, some of which are described above under "Special Tax Rules Applicable to Non-U.S. Holders -- Sale, Exchange or Redemption of the Notes."

 INCOME OR GAINS EFFECTIVELY CONNECTED WITH A U.S. TRADE OR BUSINESS

     The preceding discussion of the U.S. federal income tax consequences of the purchase, ownership and disposition of Notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the Notes, dividends on common stock, or gain from the sale, exchange or other disposition of the Notes or common stock is treated as effectively connected with a U.S. trade or business conducted by you, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If you are eligible for the benefits of a tax treaty between the United States and your country of residence, any "effectively connected" income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States. Payments of interest or dividends that are effectively connected with a U.S. trade or business, and therefore included in your gross income, will not be subject to the 30 percent withholding tax. To claim this exemption from withholding, you must certify your qualification, which can be done by filing a Form W-8ECI. If you are a foreign corporation, your income effectively connected with a U.S. trade or business would generally be subject to an additional "branch profits tax." The branch profits tax rate is generally 30 percent, although an applicable tax treaty might provide for a lower rate.

 UNITED STATES REAL PROPERTY HOLDING CORPORATION STATUS

     Gain recognized on a sale, exchange or other disposition of Notes or our common stock may be subject to U.S. federal income tax (and, in certain circumstances, to withholding tax) if we are, or were within the five years before such sale, exchange or other disposition, a "United States real property holding corporation" ("USRPHC"). In general, we would be (or would have been) a USRPHC if assets treated as interests in U.S. real estate comprised 50 percent or more of our assets. Although there can be no assurances, at the present time we do not believe that we are (or have been) a USRPHC or that we will become one in the future.

 U.S. FEDERAL ESTATE TAX

     The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The Notes will not be U.S. situs property as long as interest on the Notes would have qualified as portfolio interest (as described above under "Special Tax Rules Applicable to Non-U.S. Holders -- Taxation of Interest") were it received by the decedent at the time of death. Because we are a U.S. corporation, our common stock will be U.S. situs property if owned by a Non-U.S. Holder at the time of death, and therefore will be included in the taxable estate of a nonresident alien decedent for U.S. estate tax purposes. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent's country of residence.

 BACKUP WITHHOLDING AND INFORMATION REPORTING

     The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This information reporting regime is reinforced by certain "backup withholding" rules. These rules require such payors to withhold tax at a 30 percent rate (for payments made in 2002) from payments subject to information reporting if the recipient fails to cooperate with the reporting regime or fails to provide a correct taxpayer identification number to the payor, or if the IRS or a broker informs the payor that backup withholding is required. The rate of backup withholding is scheduled to be reduced over time to 28 percent in 2006. The information reporting and backup withholding rules do not apply to payments made to corporations, whether domestic or foreign.

     If you are an individual U.S. holder of Notes or common stock, payments of interest or dividends to you will generally be subject to information reporting, and will be subject to backup withholding unless you provide us with a correct taxpayer identification number and neither the IRS nor a broker informs us that withholding is required.

     The backup withholding rules do not apply to payments of dividends or interest to Non-U.S. Holders that are subject to the 30 percent withholding tax described above under "Special Tax Rules Applicable to Non-U.S.
Holders -- Taxation of Interest" and "Special Tax Rules Applicable to Non-U.S. Holders -- Dividends on Common Stock," or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments to non-U.S. Holders of dividends on common stock, or interest on Notes, will generally not be subject to backup withholding. To avoid backup withholding on dividends and interest, you will have to certify your nonresident status. Even if certification is provided, information reporting may still apply to payments of dividends and interest.

     If you are a U.S. Holder, payments made to you by a broker upon a sale of Notes or common stock will generally be subject to information reporting and possible backup withholding. If you are a Non-U.S. Holder, payments made to you by a broker upon a sale of Notes or common stock will not be subject to information reporting or backup withholding as long as you certify your foreign status.

     Amounts withheld from a payment to a holder of Notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

     Prospective purchasers should consult with their own tax advisors regarding the application of the backup withholding and information reporting rules to their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such exemption, if available.

     THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING, AND DISPOSING OF THE NOTES OR OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY CHANGE OR PROPOSED CHANGE IN APPLICABLE LAWS.

                            SELLING SECURITYHOLDERS

     We originally issued the notes in a private placement in November 2002 that was exempt from the registration requirements of the Securities Act. The notes were resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act or in other transactions exempt from registration under the Securities Act. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

     The following table contains information as of February 10, 2003, with respect to selling securityholders and the principal amount of notes and underlying common stock beneficially owned by each of the selling securityholders that may be offered using this prospectus. The information is based on information provided by or on behalf of the selling securityholders. Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. The column showing ownership after completion of the offering assumes that the selling securityholders will sell all of the securities offered by this prospectus. The selling securityholders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in table is presented. Information about the selling stockholders may change over time. Any change in this information will be set forth in prospectus supplements, if required. None of the selling securityholders or any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or our affiliates within the past three years.

                                  PRINCIPAL                                                       # OF SHARES OF COMMON
                                  AMOUNT OF                    # OF SHARES OF                    STOCK TO BE BENEFICIALLY
                                    NOTES                       COMMON STOCK    # OF SHARES OF    OWNED AFTER COMPLETION
                                 BENEFICIALLY    PERCENTAGE     BENEFICIALLY     COMMON STOCK      OF OFFERING AND % OF
                                  OWNED THAT      OF NOTES     OWNED PRIOR TO    THAT MAY BE           COMMON STOCK
NAME OF SELLING SECURITYHOLDER  MAY BE SOLD($)   OUTSTANDING    THE OFFERING       SOLD(1)            OUTSTANDING(2)
------------------------------  --------------   -----------   --------------   --------------   ------------------------
AIG DKR SoundShore Opportunity
  Holding Fund Ltd. ........       3,000,000         1.30%          331,473         331,473             *
Argent Classic Convertible
  Arbitrage Fund L.P. ......         200,000         0.09%           22,098          22,098             *
Argent Classic Convertible
  Arbitrage Fund (Bermuda)
  Ltd. .....................         325,000         0.14%           35,909          35,909             *
Argent LowLev Convertible
  Arbitrage Fund LLC........         400,000         0.17%           44,196          44,196             *
Argent LowLev Convertible
  Arbitrage Fund Ltd. ......       2,975,000         1.29%          328,711         328,711             *
Arpeggio Fund...............      13,600,000         5.91%        1,502,679       1,502,679             *
Banc of America Securities
  LLC.......................       6,000,000         2.61%          662,946         662,946             *
BNP Paribas Equity Strategies,
  SNC.......................       2,584,000         1.12%          425,150         285,509          139,641*
CALAMOS(R) Market Neutral
  Fund -- CALAMOS(R)
  Investment Trust..........       5,800,000         2.52%          640,848         640,848             *
CitiSAM Ltd. ...............       1,500,000         0.65%          165,736         165,736             *
Clinton Multistrategy Master
  Fund, Ltd. ...............      10,505,000         4.57%        1,160,709       1,160,709             *
Clinton Riverside Convertible
  Portfolio Limited.........       9,570,000         4.16%        1,057,400       1,057,400             *
Consulting Group Capital
  Markets Funds.............         400,000         0.17%           44,196          44,196             *

                                  PRINCIPAL                                                       # OF SHARES OF COMMON
                                  AMOUNT OF                    # OF SHARES OF                    STOCK TO BE BENEFICIALLY
                                    NOTES                       COMMON STOCK    # OF SHARES OF    OWNED AFTER COMPLETION
                                 BENEFICIALLY    PERCENTAGE     BENEFICIALLY     COMMON STOCK      OF OFFERING AND % OF
                                  OWNED THAT      OF NOTES     OWNED PRIOR TO    THAT MAY BE           COMMON STOCK
NAME OF SELLING SECURITYHOLDER  MAY BE SOLD($)   OUTSTANDING    THE OFFERING       SOLD(1)            OUTSTANDING(2)
------------------------------  --------------   -----------   --------------   --------------   ------------------------
CooperNeff Convertible
  Strategies (Cayman) Master
  Fund, LP..................       1,431,000         0.62%          158,112         158,112             *
CSV Limited.................       6,900,000         3.00%          762,388         762,388             *
Deutsche Bank Securities
  Inc. .....................       3,300,000         1.43%          364,620         364,620             *
Grace Brothers Management,
  LLC.......................       5,000,000         2.17%          552,455         552,455             *
IMF Convertible Fund........       1,200,000         0.52%          132,589         132,589             *
Investcorp -- SAM Fund
  Ltd. .....................       6,900,000         3.00%          762,388         762,388             *
JP Morgan Securities Inc. ...     25,520,000        11.10%        2,822,252       2,819,733          2,519*
KBC Financial Products (Cayman
  Islands) Limited..........       2,000,000         0.87%          220,982         220,982             *
KBC Financial Products USA
  Inc. .....................         375,000         0.16%           41,434          41,434             *
KD Convertible Arbitrage Fund
  L.P.......................       2,000,000         0.87%          220,982         220,982             *
LDG Limited.................         500,000         0.22%           55,245          55,245             *
Lehman Brothers Inc. .......       5,000,000         2.17%          552,455         552,455             *
LLT Limited.................         381,000         0.17%           42,097          42,097             *
Lyxor Master Fund Ref:
  Argent/LowLev CB c/o
  Argent....................         600,000         0.26%           66,294          66,294             *
McMahan Securities Co.
  L.P. .....................         350,000         0.15%           38,671          38,671             *
MLQA Convertible Securities
  Arbitrage, Ltd. ..........       1,000,000         0.43%          110,491         110,491             *
Onyx Fund Holdings, LDC.....       6,000,000         2.61%          662,946         662,946             *
Partners Group Alternative
  Strategies PCC Limited --
  Green Delta Cell..........         725,000         0.32%           80,106          80,106             *
Pioneer High Yield Fund.....      20,000,000         8.70%        2,209,822       2,209,822             *
Quest Global Convertible
  Masterfund Ltd............       2,282,500         0.99%          252,196         252,196             *
RAM Trading Inc.............       5,000,000         2.17%          552,455         552,455             *
RAM Trading LTD.............       5,000,000         2.17%          552,455         552,455             *
Rhapsody Fund, LP...........      15,500,000         6.74%        1,712,612       1,712,612             *
Sage Capital................       3,000,000         1.30%          331,473         331,473             *
Silverback Master, LTD. ....       6,500,000         2.83%          718,192         718,192             *
Sterling Invest Co. ........          50,000         0.02%            5,524           5,524             *
Sturgeon Limited............         335,000         0.15%           37,014          37,014             *
Sunrise Partners Limited
  Partnership...............      17,000,000         7.39%        1,878,349       1,878,349             *
TQA Master Fund, Ltd. ......       3,300,000         1.43%          364,620         364,620             *
TQA Master Plus Fund, Ltd. ...     2,750,000         1.20%          303,850         303,850             *

                                  PRINCIPAL                                                       # OF SHARES OF COMMON
                                  AMOUNT OF                    # OF SHARES OF                    STOCK TO BE BENEFICIALLY
                                    NOTES                       COMMON STOCK    # OF SHARES OF    OWNED AFTER COMPLETION
                                 BENEFICIALLY    PERCENTAGE     BENEFICIALLY     COMMON STOCK      OF OFFERING AND % OF
                                  OWNED THAT      OF NOTES     OWNED PRIOR TO    THAT MAY BE           COMMON STOCK
NAME OF SELLING SECURITYHOLDER  MAY BE SOLD($)   OUTSTANDING    THE OFFERING       SOLD(1)            OUTSTANDING(2)
------------------------------  --------------   -----------   --------------   --------------   ------------------------
UBS O'Connor LLC F/B/O
  O'Connor Global Convertible
  Arbitrage Master Limited...      1,700,000         0.74%          187,834         187,834             *
UBS O'Connor LLC F/B/O
  O'Connor Global Convertible
  Portfolio.................         400,000         0.17%           44,196          44,196             *
U.S. Bancorp Piper Jaffray...      6,000,000         2.61%          662,946         662,946             *
WPG Convertible Arbitrage
  Overseas Master Fund
  L.P. .....................       2,250,000         0.98%          248,605         248,605             *
Xavex Convertible Arbitrage 2
  Fund......................         100,000         0.04%           11,049          11,049             *
Zazore Convertible Arbitrage
  Fund L.P..................         500,000         0.22%           55,245          55,245             *
Zazore Hedged Convertible Fund
  L.P.......................         500,000         0.22%           55,245          55,245             *
Zazore Income Fund L.P......         500,000         0.22%           55,245          55,245             *
Zurich Institutional
  Benchmarks Master Fund....         500,000         0.22%           55,245          55,245             *
Zurich Institutional
  Benchmarks Master Fund c/o
  Argent....................         300,000         0.13%           33,147          33,147             *
Zurich Institutional
  Benchmarks Master Fund, Ltd.
  c/o TQA Investors,
  L.L.C. ...................         500,000         0.22%           55,245          55,245             *
Any other holder of notes or
  future transferee, pledgee,
  donee or successor (3)(4)..

---------------

 *  Less than 1% of total outstanding common stock.

(1) Assumes conversion of all of the holder's notes at a conversion price $9.0505 per share of common stock. Fractions of a share are not included for the purposes of this calculation. The conversion price will be subject to adjustment as described under "Description of the Notes -- Conversion of Notes." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 138,081,195 shares of common stock outstanding as of January 24, 2003. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any other such holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

                              PLAN OF DISTRIBUTION

     We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

     - directly by the selling securityholders;

     - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

     The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the notes and underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

     If the notes and underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

     The notes and underlying common stock may be sold in one or more transactions at:

     - fixed prices;

     - prevailing market prices at the time of sale;

     - varying prices determined at the time of sale; or

     - negotiated prices.

     These sales may be effected in transactions:

     - on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

     - in the over-the-counter market;

     - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

     - through the writing of options.

     These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

     In connection with sales of the notes and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and underlying common stock to close out short positions, or loan or pledge notes and underlying common stock to broker-dealers that in turn may sell the notes and underlying common stock.

     To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. There is no assurance that any selling securityholders will sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

     Our common stock trades on the Nasdaq National Market under the symbol "SWKS". We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes. See "Risk Factors -- Risks Related to the Notes."

     In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or any of the other available exemptions rather than pursuant to this prospectus.

     The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

     Pursuant to the registration rights agreement incorporated by reference into the registration statement of which this prospectus is a part, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

     We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements of Skyworks Solutions, Inc. as of and for the year ended September 27, 2002 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Alpha Industries, Inc. and subsidiaries as of March 31, 2002 and April 1, 2001, and for each of the years in the three-year period ended March 31, 2002 contained in the Annual Report on Form 10-K of Alpha Industries, Inc. for the fiscal year ended March 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements and the related financial statement schedule of Skyworks Solutions, Inc. (formerly the consolidated financial statements of the Washington Business and Mexicali Operations of Conexant Systems, Inc.) as of September 30, 2001, and for the years ended September 30, 2001 and 2000, incorporated in this prospectus by reference from the Annual Report of Skyworks Solutions, Inc. on Form 10-K for the fiscal year ended September 27, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information filed by us at the SEC's public reference rooms at 450 Fifth Street, NW., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 "K" Street, Washington, DC 20006.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the notes and the common stock issuable upon the conversion of the notes in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us, the notes and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

     The SEC allows us to "incorporate by reference" information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling securityholders sell all of their Skyworks common stock:

     - our annual report on Form 10-K for the fiscal year ended September 27, 2002;

     - our quarterly report on Form 10-Q for the fiscal quarter ended December 27, 2002;

     - Audited Consolidated Financial Statements of Alpha Industries, Inc. and the notes thereto contained on pages 27 through 50 of the Annual Report on Form 10-K of Alpha Industries, Inc. for the fiscal year ended March 31, 2002 filed with the Securities and Exchange Commission on July 1, 2002;

     - our definitive proxy materials on Schedule 14A as filed with the SEC on January 24, 2003;

     - our current report on Form 8-K, filed with the SEC on November 6, 2002, our current report on Form 8-K, filed with the SEC on November 8, 2002, and the amendment thereto, filed with the SEC on November 12, 2002, and our additional current report on Form 8-K, filed with the SEC on November 8, 2002; and

     - the description of our common stock contained in Item 1 of our Registration Statement on Form 8-A filed with the SEC on May 29, 1998, including any amendments or reports filed for the purpose of updating the description.

     You may request a copy of these filings at no cost by writing or telephoning us at:

                            Skyworks Solutions, Inc.
                                 20 Sylvan Road
                                Woburn, MA 01801
                         Attention: Investor Relations
                                 (781) 376-3000

     You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee........................................   $  21,160.00
Nasdaq National Market Listing Fee..........................   $  17,500.00
Printing Expenses...........................................   $  *5,000.00
Trustee Fees and Expenses...................................   $  *3,000.00
Accounting Fees and Expenses................................   $ *10,000.00
Legal Fees and Expenses.....................................   $ *50,000.00
Miscellaneous...............................................   $        *--
     TOTAL..................................................   $*106,660.00
                                                               ============

---------------

* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Seventh of our Second Amended and Restated Certificate of Incorporation eliminates the personal liability of directors to us or our stockholders for monetary damages for breaches of their fiduciary duty (subject to certain exceptions, such as breaches of the duty of loyalty to us or our stockholders).

     Our Second Amended and Restated By-laws include provisions for mandatory indemnification of its directors, officers, employees or agents provided certain conditions are met. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify any person in connection with a proceeding by or in the right of the corporation to procure judgment in its favor against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action, except that indemnification shall not be made in respect thereof if such person shall have been adjudged to be liable to the corporation unless, and then only to the extent that, a court of competent jurisdiction shall determine upon application that despite such adjudication such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. A Delaware corporation may pay for the expenses, including attorneys' fees, incurred by a director or officer in defending a proceeding in advance of the final disposition upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement, or otherwise.

     Under the Delaware General Corporation Law, to the extent that a person is successful on the merits or otherwise in defense of a suit or proceeding brought against such person by reason of the fact that such person is or was a director, officer, employee or agent of Skyworks Solutions or is or was serving at the request of Skyworks Solutions as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred in connection with such action.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions, or
(iv) any transaction from which the director derived an improper personal benefit. Our restated certificate of incorporation as amended provides that no director of Skyworks Solutions shall be liable to Skyworks Solutions or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to us or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) any transaction from which the director derived an improper personal benefit.

     The Delaware General Corporation Law permits the purchase of insurance on behalf of directors and officers against any liability asserted against directors and officers and incurred by such persons in such capacity, whether or not the corporation would have the power to indemnify such person against such liability. Our by-laws permit us to purchase and maintain insurance on behalf of our directors, officers and certain other parties against any liability asserted against and incurred by such person in such capacity, whether or not we would have the power to indemnify such person against such liability.

     In addition, we maintain a directors' and officers' liability insurance policy.

ITEM 16.  EXHIBITS

     (a) The following exhibits are filed herewith or incorporated herein by reference:

 4.01 Indenture dated as of November 12, 2002 between the Registrant and State Street Bank & Trust Company, as Trustee
        (incorporated by reference to Exhibit 4.C filed with our Annual Report on Form 10-K for the fiscal year ended
        September 27, 2002)
 4.02   Form of 4.75% Convertible Subordinated Note due 2007
        (incorporated by reference to Exhibit 4.D filed with our Annual Report on Form 10-K for the fiscal year ended
        September 27, 2002)
 4.03 Specimen Certificate for Registrant's Common Stock which is incorporated herein by reference to Exhibit 4 to the Registrant's Registration Statement on Form S-3
        (Registration No. 333-92394) filed with the Commission on July 15, 2002
 5.01   Legal Opinion of Testa, Hurwitz & Thibeault, LLP
12.01   Computation of Ratios of Earnings to Fixed Charges
23.01   Consent of KPMG LLP
23.02   Consent of Deloitte & Touche LLP
23.03 Consent of Testa, Hurwitz & Thibeault, LLP (included in the opinion filed as Exhibit 5.01)
24.01 Power of Attorney (included on signature page to this Registration Statement)
25.01   Form T-1 Statement of Eligibility of U.S. Bank National
        Association (as successor trustee to State Street Bank &
        Trust Company)
99.01   Purchase Agreement dated November 5, 2002 among the
        Registrant and Credit Suisse First Boston Corporation (as representative of several purchasers)(incorporated by reference to Exhibit 10.f filed with our Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 2002)
99.02 Registration Rights Agreement dated November 12, 2002 among the Registrant and Credit Suisse First Boston Corporation
        (as representative of several purchasers) (incorporated by reference to Exhibit 10.AA filed with our Annual Report on Form 10-K for the fiscal year ended September 27, 2002)

     (b) Financial Statement Schedules

     None.

     (c) Report, Opinion or Appraisal.

     See Exhibit 5.01.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to Item 15 above, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby further undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to
          Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated herein by reference.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 10th day of February, 2003.

                                          SKYWORKS SOLUTIONS, INC.

                                          By:     /s/ DAVID J. ALDRICH
                                            ------------------------------------
                                                      David J. Aldrich
                                                Chief Executive Officer and
                                                          President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints David J. Aldrich and Paul E. Vincent, and each of them, with the power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or in his name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, and in connection with any registration of additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to sign any abbreviated registration statements and any and all amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, in each case, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the 10th day of February, 2003.

                                                          TITLE
                                                          -----



      /s/ DAVID J. ALDRICH         President and Chief Executive Officer and Director
 ------------------------------               (Principal Executive Officer)
        David J. Aldrich




      /s/ PAUL E. VINCENT         Vice President, Chief Financial Officer and Treasurer
 ------------------------------       (Principal Financial and Accounting Officer)
        Paul E. Vincent




      /s/ DWIGHT W. DECKER                 Chairman of the Board of Directors
 ------------------------------
        Dwight W. Decker




      /s/ DONALD R. BEALL                               Director
 ------------------------------
        Donald R. Beall

                                                          TITLE
                                                          -----




      /s/ MOIZ M. BEGUWALA                              Director
 ------------------------------
        Moiz M. Beguwala




      /s/ TIMOTHY M. FUREY                              Director
 ------------------------------
        Timothy M. Furey




    /s/ BALAKRISHNAN S. IYER                            Director
 ------------------------------
      Balakrishnan S. Iyer




     /s/ THOMAS C. LEONARD                              Director
 ------------------------------
       Thomas C. Leonard




     /s/ DAVID J. MCLACHLAN                             Director
 ------------------------------
       David J. McLachlan

                                 EXHIBIT INDEX

        4.01 Indenture dated as of November 12, 2002 between the Registrant and State Street Bank & Trust Company, as Trustee
              (incorporated by reference to Exhibit 4.C filed with our Annual Report on Form 10-K for the fiscal year ended
              September 27, 2002)
        4.02  Form of 4.75% Convertible Subordinated Note due 2007
              (incorporated by reference to Exhibit 4.D filed with our Annual Report on Form 10-K for the fiscal year ended
              September 27, 2002)
        4.03 Specimen Certificate for Registrant's Common Stock which is incorporated herein by reference to Exhibit 4 to the Registrant's Registration Statement on Form S-3
              (Registration No. 333-92394) filed with the Commission on July 15, 2002
        5.01  Legal Opinion of Testa, Hurwitz & Thibeault, LLP
       12.01  Computation of Ratios of Earnings to Fixed Charges
       23.01  Consent of KPMG LLP
       23.02  Consent of Deloitte & Touche LLP
       23.03 Consent of Testa, Hurwitz & Thibeault, LLP (included in the opinion filed as Exhibit 5.01)
       24.01 Power of Attorney (included on signature page to this Registration Statement)
       25.01  Form T-1 Statement of Eligibility of U.S. Bank National
              Association (as successor trustee to State Street Bank &
              Trust Company)
       99.01  Purchase Agreement dated November 5, 2002 among the
              Registrant and Credit Suisse First Boston Corporation (as representative of several purchasers)(incorporated by reference to Exhibit 10.f filed with our Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 2002)
       99.02 Registration Rights Agreement dated November 12, 2002 among the Registrant and Credit Suisse First Boston Corporation
              (as representative of several purchasers) (incorporated by reference to Exhibit 10.AA filed with our Annual Report on Form 10-K for the fiscal year ended September 27, 2002